UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

BILL.COM HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 26, 2021

To Our Stockholders:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders of Bill.com Holdings, Inc. Due to the public health concerns resulting from the novel coronavirus (“COVID-19”) pandemic, we are holding our Annual Meeting in a virtual format to protect the health and well-being of our stockholders, directors and employees. The meeting will be held exclusively online via live webcast on Thursday, December 9, 2021 at 9:00 a.m. Pacific Time. The virtual Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/BILL2021, where you will be able to listen to the meeting live, submit questions and vote online.

The matters expected to be acted upon at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement. The Annual Meeting materials include the notice, proxy statement and annual report, each of which has been furnished to you over the Internet or, if you have requested a paper copy of the materials, by mail.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please cast your vote as soon as possible by Internet, telephone or, if you received a paper copy of the meeting materials by mail, by completing and returning the enclosed proxy card or voting instruction form in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the virtual Annual Meeting regardless of whether or not you attend the meeting. Returning the proxy does not affect your right to attend and to vote your shares at the virtual Annual Meeting.

Sincerely,

René Lacerte
Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON THURSDAY, DECEMBER 9, 2021:

The Proxy Statement and Annual Report are available at https://materials.proxyvote.com

BILL.COM HOLDINGS, INC.

6220 America Center Drive

San Jose, California 95002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Thursday, December 9, 2021 at 9:00 a.m. Pacific Time

Place:	The meeting can be accessed by visiting www.virtualshareholdermeeting.com/BILL2021, where you will be able to listen to the meeting live, submit questions and vote online.

Items of Business:	1.

Elect the four Class II directors named in the accompanying proxy statement, each to serve a three-year term expiring at the 2024 annual meeting of stockholders and until such director’s successor is elected and qualified.

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending June 30, 2022.

3.	Approve, on a non-binding advisory basis, the compensation paid by us to our Named Executive Officers as disclosed in the proxy statement.

4.	Select, on a non-binding advisory basis, whether future advisory votes on the compensation paid by us to our Named Executive Officers should be held every one, two, or three years.

5.	Transact any other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Record Date:	Only stockholders of record at the close of business on October 12, 2021 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

Voting:	Each share of common stock that you own represents one vote. For questions regarding your stock ownership, you may contact us through our website at investor.bill.com or, if you are a registered holder, our transfer agent, Computershare Trust Company, N.A., through its website at www-us.computershare.com or by phone at (800) 736-3001.

This notice of the Annual Meeting, the proxy statement and the form of proxy are being distributed and made available on or about October 26, 2021.

Whether or not you plan to attend the virtual Annual Meeting, we encourage you to vote and submit your proxy through the Internet or by telephone or request and submit your proxy card as soon as possible, so that your shares may be represented at the meeting.

By Order of the Board of Directors,

Raj Aji
General Counsel, Chief Compliance Officer and Secretary

San Jose, California
October 26, 2021

BILL.COM HOLDINGS, INC.

PROXY STATEMENT FOR 2021 ANNUAL MEETING OF

STOCKHOLDERS TABLE OF CONTENTS

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BILL.COM HOLDINGS, INC.

6220 America Center Drive

San Jose, California 95002

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT SOLICITATION AND VOTING

The accompanying proxy is solicited by the Board of Directors on behalf of Bill.com Holdings, Inc. for use at our 2021 Annual Meeting of Stockholders, or Annual Meeting, to be held virtually at www.virtualshareholdermeeting.com/BILL2021 on Thursday, December 9, 2021 at 9:00 a.m. Pacific Time, and any adjournment or postponement thereof. The Notice of Internet Availability of Proxy Materials and this proxy statement for the Annual Meeting, or Proxy Statement, and the accompanying form of proxy were first distributed and made available on the Internet to stockholders on or about October 26, 2021. This Proxy Statement includes information that we are required to provide to you pursuant to the rules and regulations of the U.S. Securities and Exchange Commission, or SEC, and is designed to assist you in voting your shares. In this Proxy Statement, we refer to Bill.com Holdings, Inc. as “Bill.com,” the “Company,” “we” or “us.” In addition, our fiscal year ends on June 30. Unless otherwise noted, any reference to a year preceded by the word “fiscal” refers to the twelve months ended June 30 of that year. For example, references to “fiscal 2021” refer to the twelve months ended June 30, 2021. Any reference to a year not preceded by “fiscal year” refers to a calendar year.

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with SEC rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We believe this means of delivery makes the proxy distribution process more efficient and less costly, and helps in conserving natural resources.

GENERAL INFORMATION ABOUT THE MEETING

Record Date; Quorum

Only holders of record of our common stock at the close of business on October 12, 2021, or the Record Date, will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 102,464,860 shares of common stock outstanding and entitled to vote. For ten days prior to the Annual Meeting, a complete list of the stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relating to the Annual Meeting by written request via email to our Corporate Secretary at corpsec@hq.bill.com. A list of stockholders entitled to vote at the Annual Meeting will also be available for examination on the Internet through the virtual web conference during the Annual Meeting.

The holders of a majority of the voting power of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote at the Annual Meeting or if you have properly submitted a proxy.

Voting Rights; Required Vote

In deciding all matters at the Annual Meeting, as of the close of business on the Record Date, each share of common stock represents one vote. We do not have cumulative voting rights for the election of directors. You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee or other nominee.

Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting or vote by telephone, through the Internet or, if you request or receive paper proxy materials, by filling out and returning the proxy card. Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If, on the Record Date, your shares were held in an account with a broker, bank, trustee or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.

Each director will be elected by a plurality of the votes cast, which means that the four nominees receiving the highest number of “FOR” votes will be elected. You may vote “FOR ALL NOMINEES,” “WITHHOLD AUTHORITY FOR ALL NOMINEES” or vote “FOR ALL EXCEPT” one or any of the nominees you specify. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending June 30, 2022 will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal. Approval, on a non-binding advisory basis, of the compensation paid by us to our Named Executive Officers (as defined herein) as disclosed in this Proxy Statement will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal. The non-binding advisory vote on the frequency of future non-binding advisory votes on the compensation of our Named Executive Officers will provide stockholders with the opportunity to choose among four options with respect to this proposal. You may vote for holding the non-binding advisory vote to approve the compensation of our Named Executive Officers every “ONE YEAR,” “TWO YEARS,” or “THREE YEARS,” or vote for “ABSTAIN.” The frequency receiving the greatest number of votes cast by stockholders will be deemed to be the preferred frequency of our stockholders.

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner or (ii) the broker lacked discretionary authority to vote the shares. A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters. At our Annual Meeting, only the ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending June 30, 2022 is considered a routine matter. The proposal for the election of directors and any other proposals presented at the Annual Meeting are non-routine matters. Broker non-votes are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.

Recommendations of Our Board of Directors on Each of the Proposals Scheduled to be Voted on at the Annual Meeting

Our Board of Directors recommends that you vote “FOR ALL NOMINEES” of the Class II directors named in this Proxy Statement, or Proposal No. 1, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending June 30, 2022, or Proposal No. 2. “FOR” the approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers as disclosed in this Proxy Statement, or Proposal No. 3, and to hold future non-binding advisory votes on the compensation of our Named Executive Officers every “ONE YEAR,” or Proposal No. 4. None of our directors or executive officers has any substantial interest in any matter to be acted upon, other than the nominated directors’ interests in the elections to office under Proposal No. 1, and the Named Executive Officers’ (René Lacerte, John Rettig, Bora Chung, Thomas Clayton and Raj Aji) interests with respect to Proposal No. 3.

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:

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vote via the virtual meeting website—any stockholder can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/BILL2021, where stockholders may vote and submit questions during the meeting. The meeting starts at 9:00 a.m. Pacific Time. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/BILL2021, you must enter the 16-digit control number found on your proxy card or other proxy materials. If you do not have a control number, please contact the brokerage firm, bank, dealer, or other similar organization that holds your account as soon as possible so that you can be provided with a control number. Instructions on how to attend and participate via the Internet are posted at www.virtualshareholdermeeting.com/BILL2021. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote by telephone or the Internet so that your vote will be counted if you later decide not to attend the meeting;

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vote by telephone or through the Internet—in order to do so, please follow the instructions shown on the Notice of Internet Availability of Proxy Materials or your proxy card. Most stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction form provided by their brokers, banks or nominees. Please check the voting instruction form for Internet voting availability. Please be aware that if you vote over the Internet, you may incur costs such as Internet access charges for which you will be responsible; or

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vote by mail—if you request or receive a paper proxy card and voting instructions by mail, complete, sign and date the enclosed proxy card and promptly return it in the prepaid envelope provided. Your signed and dated proxy card must be received by the day prior to the Annual Meeting in order to be voted.

Votes submitted by telephone or through the Internet must be received by 11:59 p.m. Eastern Time on December 8, 2021. Submitting your proxy whether by telephone, through the Internet or, if you request or receive a paper proxy card, by mail will not affect your right to vote should you decide to attend the Annual Meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct your nominee on how to vote your shares. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board of Directors stated above.

If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting.

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each proxy card and vote each proxy card by telephone, through the Internet or by mail. If you requested or received paper proxy materials and you intend to vote by mail, please complete, sign and return each proxy card you received to ensure that all of your shares are voted.

Expenses of Soliciting Proxies

We will pay the expenses of soliciting proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any other information furnished to stockholders. Following the original mailing of the soliciting materials, we and our agents, including directors, officers and other employees, without additional compensation, may solicit proxies by mail, email, telephone, facsimile, by other similar means or in person. Following the original mailing of the soliciting materials, we will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials or vote through the Internet, you are responsible for any Internet access charges you may incur.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:

•	delivering to our Corporate Secretary by mail a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again by telephone or through the Internet; or

•	attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the Annual Meeting.

Participating in the Annual Meeting

To participate in the virtual meeting, visit www.virtualshareholdermeeting.com/BILL2021 and enter the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials.

If you wish to submit a question during the Annual Meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/BILL2021, type your question into the “Ask a Question” field, and click “Submit.” If your question is properly submitted during the relevant portion of the meeting agenda, we will do our best to respond to your question during the live webcast. A webcast replay of the Annual Meeting, including the Q&A session, will also be archived on the “Investor Relations” section of our website, which is located at investor.bill.com.

If we experience technical difficulties during the meeting (e.g., a temporary or prolonged power outage), we will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In either of these situations, we will promptly notify shareholders of the decision via www.virtualshareholdermeeting.com/BILL2021. If you encounter technical difficulties accessing our meeting or asking questions during the meeting, a support line will be available on the login page of the virtual meeting website.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE STANDARDS

Our Board of Directors

Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors consists of twelve directors, all of whom, other than Mr. Lacerte, qualify as “independent” under the listing standards of The New York Stock Exchange (the “NYSE Listing Standards”). Our Board of Directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed any class whose term is then expiring.

The names, ages as of September 30, 2021, and certain other information for each of the members of our Board of Directors who are nominees for election as a director at the Annual Meeting and for each of the continuing members of our Board of Directors are provided in the table below and in the additional biographical descriptions set forth in the text below the table.

					Other Public Boards	Committee memberships
Name	Age	Director Since	Class	Position		AC	CC	NC	RC
Director Nominees
Allison Mnookin(a)	51	2019	II	Director	1		M		M
Steven Piaker(a)	58	2011	II	Director	0	M
Rory O’Driscoll(a)	56	2013	II	Director	0			M
Steve Fisher(a)	57	2021	II	Director	2		M		M
Continuing Directors
René Lacerte	54	2006	I	Chair	0
Peter Kight(a)	65	2019	I	Lead Independent Director	2		M	M
Colleen Taylor(a)	53	2020	I	Director	0	M			C
Scott Wagner(a)	51	2021	I	Director	2
Steven Cakebread(a)(b)	69	2019	III	Director	0	C
David Hornik(a)	53	2016	III	Director	1			C
Brian Jacobs(a)	60	2007	III	Director	0		C
Allie Kline(a)	50	2020	III	Director	1	M

(a)	Independent Director	(b)	Audit Committee Financial Expert
AC	Audit Committee	C	Chair
CC	Compensation Committee	M	Member
NC	Nominating and Corporate Governance Committee
RC	Risk and Compliance Committee

Nominees for Director

Allison Mnookin has served as a member of our Board of Directors since July 2019. Since July 2017, Ms. Mnookin has served as a senior lecturer of business administration at Harvard Business School. Ms. Mnookin served as CEO of QuickBase, Inc., an online application software company, from April 2016 to November 2016. From July 2010 to March 2016, Ms. Mnookin served as vice president and general manager of the QuickBase business of Intuit, Inc., a software company. Since June 2018, Ms. Mnookin has served on the board of LPL Financial Holdings, Inc., a technology, brokerage and investment advisory services company. Previously, Ms. Mnookin served on the board of QuickBase, Inc. following its divestment from Intuit in March 2016 until April 2019. Ms. Mnookin also served on the board of Fleetmatics Group PLC, a SaaS fleet management provider, from March 2014 to November 2016. Ms. Mnookin holds an A.B. in Women’s Studies from Harvard University and an M.B.A. from Harvard Business School. We believe Ms. Mnookin is qualified to serve as a member of our Board of Directors because of her executive experience and knowledge of technology companies.

Steven Piaker has served as a member of our Board of Directors since December 2011. Since December 2020, Mr. Piaker has served as a managing partner of Ten Coves Capital, a growth equity firm formed in connection with the spinout of Napier Park Financial Partners growth equity funds. From February 2013 until December 2020, Mr. Piaker served as a partner of Napier Park Global Capital, an alternative asset management firm and as co-head and partner of Napier Park Financial Partners. Mr. Piaker currently serves on the boards of directors of several privately held companies. Mr. Piaker holds a B.A. in Economics from University of Rochester and an M.B.A. from Duke University’s Fuqua School of Business. We believe Mr. Piaker is qualified to serve as a member of our Board of Directors because of his extensive experience in the private equity and venture capital industry and his knowledge of technology companies.

Rory O’Driscoll has served as a member of our Board of Directors since August 2013. Since 2007, Mr. O’Driscoll has been a Managing Partner at Scale Venture Partners, a venture capital firm. Mr. O’Driscoll previously served on the board of directors of Box, Inc., a data storage and file management software company, from April 2010 to July 2020, and DocuSign, Inc., an eSignature and digital transaction management company, from December 2010 to August 2018. Mr. O’Driscoll currently serves on the boards of directors of several privately held companies. Mr. O’Driscoll holds a B.Sc. in Economics from the London School of Economics. We believe Mr. O’Driscoll is qualified to serve as a member of our Board of Directors because of his extensive experience in the venture capital industry and his knowledge of technology companies.

Steve Fisher has served as a member of our Board of Directors since February 2021. Mr. Fisher has served as Executive Vice President and General Manager of Next Gen CRM and Unified Data Services for Salesforce.com, Inc., a multinational software company, since July 2021. Previously, Mr. Fisher served as Senior Vice President and Chief Technology at eBay, Inc., an online marketplace, from September 2014 to May 2019. Mr. Fisher has served on the board of directors of FD Technologies Public Limited Company, a provider of products and consulting services, since September 2020, and Copart Inc, a provider of online vehicle auction and automotive remarketing services, since July 2019. Previously, Mr. Fisher served on the board of directors of Vonage Holdings Corp., a cloud communications company, from January 2013 to October 2021 and on the board of directors of Safeguard Scientifics, Inc., a venture capital and consulting firm, from May 2015 to June 2018. We believe Mr. Fisher is qualified to serve as a member of our Board of Directors because of his extensive executive and board experience in the technology industry.

Continuing Directors

René Lacerte has served as our Chief Executive Officer and a member of our Board of Directors since our inception in April 2006. Prior to founding Bill.com, he founded PayCycle, Inc. in 1999, an online payroll solution which was acquired by Intuit, Inc., a software company, in 2009. Mr. Lacerte holds a B.A. in Economics from Stanford University and an M.S. in Industrial Engineering from Stanford University. We believe that Mr. Lacerte is qualified to serve on our Board of Directors because of his deep industry experience as an SMB owner and as an executive at software companies, and as our founder and Chief Executive Officer.

Peter Kight has served as a member of our Board of Directors since May 2019. Mr. Kight is a venture capital investor and previously served as Senior Advisor to Comvest Partners, a private equity firm, from April 2013 to April 2015. Prior to that Mr. Kight was the Founder, Chairman and Chief Executive Officer of CheckFree, a provider of financial services technology, from 1981 until it was acquired by Fiserv in 2007. He has served as chairman of the board of directors of Repay Holdings Corp., a financial technology and payment processing solution provider, since July 2019 and has served on the board of directors of indie Semiconductor, Inc. since June 2021. In addition, Mr. Kight served on the board of directors of Blackbaud, Inc., a software company, from December 2014 to February 2020, and served on the board of Huntington Bancshares, Inc., a bank holding company, from June 2012 to April 2020. From September 2017 to July 2019, Mr. Kight served as chairman of the board of directors of Thunder Bridge Acquisition, Ltd., a special acquisition company. We believe Mr. Kight is qualified to serve as a member of our Board of Directors because of his deep industry experience in the technology and payments industries.

Colleen Taylor has served as a member of our Board of Directors since September 2020. Since September 2020, Ms. Taylor has served as President, Merchant Services at The American Express Company, a multinational financial services company. From August 2019 to September 2020, Ms. Taylor served as Executive Vice President, Head of Merchant Services at Wells Fargo & Company, a multinational financial services company. Prior to that, Ms. Taylor served as Executive Vice President at Mastercard Incorporated, a multinational financial services company, from March 2017 to August 2019, and in a variety of other roles, including as Executive Vice President at Capital One Financial Corporation, from April 2009 to March 2017. In addition, Ms. Taylor has served on the Board of Trustees of Spelman College since April 2016. Ms. Taylor holds a B.A. from Spelman College in Economics, and a M.B.A. from The Wharton School at the University of Pennsylvania. We believe Ms. Taylor is qualified to serve as a member of our Board of Directors because of her extensive experience in the financial services industry.

Scott Wagner has served as a member of our Board of Directors since September 2021. Since May 2021, Mr. Wagner has served as Chief Executive Officer and a member of the board of directors of Bilander Acquisition Corp., a special purpose acquisition company, and since October 2021 he has served as a member of the board of directors of DoubleVerify, an advertising data verification company. Mr. Wagner also currently serves on the boards of directors of two privately held companies. From July 2012 to September 2019, Mr. Wagner served in various leadership roles at GoDaddy, Inc., a leading internet domain registrar and web hosting company, including as Chief Executive Officer from December 2017 to September 2019, as President, Chief Financial Officer and Chief Operating Officer from May 2013 to December 2017, and as Interim Chief Executive Officer from July 2012 to January 2013. Mr. Wagner also served as a director of GoDaddy from December 2017 to September 2019. Prior to GoDaddy, Mr. Wagner served as a Partner at KKR & Co. Inc., a global investment company, where he worked from June 2000 to May 2012. In addition, Mr. Wagner served on the board of directors of TWC Tech Holdings II Corp., a special purpose acquisition company, from September 2020 to August 2021. Mr. Wagner holds a B.A. degree in Economics from Yale University and an M.B.A. degree from Harvard Business School. We believe Mr. Wagner is qualified to serve as a member of our Board of Directors because of his extensive experience in senior executive roles at a technology company and his industry experience.

Steven Cakebread has served as a member of our Board of Directors since May 2019. Since October 2014, Mr. Cakebread has served as Chief Financial Officer of Yext Inc., a software company. From March 2013 to September 2014, he served as Chief Financial Officer and Chief Accounting Officer of D-Wave Systems, Inc., a quantum computing company. From May 2002 to March 2008, Mr. Cakebread served as Chief Financial Officer of Salesforce.com, Inc., a cloud-based software company. He previously served as a member of the board of directors of ServiceSource International, Inc., a service support provider, from February 2010 to October 2017. Mr. Cakebread holds a B.S. in Accounting from the University of California, Berkeley, and a M.B.A. from Indiana University. We believe Mr. Cakebread is qualified to serve as a member of our Board of Directors because of his senior leadership experience and responsibility for financial and accounting matters at technology companies.

David Hornik has served as a member of our Board of Directors since May 2016. Mr. Hornik has served as general partner of August Capital, a venture capital firm, since June 2000 and as general partner of Lobby Capital, a venture capital firm, since January 2021. Since February 2012, Mr. Hornik has served on the board of directors of Fastly, Inc., a cloud computing company. Mr.Hornik also currently serves on the boards of directors of several privately held companies. He served on the board of directors of Splunk, Inc., a provider of machine data analytics software, from August 2004 to September 2017. Mr. Hornik holds an A.B. in Political Science and an A.B. in Computer Music from Stanford University, M. Phil in Criminology from Cambridge University and a J.D. from Harvard Law School. We believe Mr. Hornik is qualified to serve as a member of our Board of Directors because of his extensive experience in the venture capital industry and his knowledge of technology companies.

Brian Jacobs has served as a member of our Board of Directors since August 2007. Mr. Jacobs has served as Founder and General Partner of Emergence Capital Partners, a venture capital firm, since January 2003, as Founder and Managing Partner of Moai Capital, a seed capital firm, since January 2018, and as a faculty member teaching venture capital finance at the Stanford Graduate School of Business since 2018. Mr. Jacobs also currently serves on the boards of directors of several privately held companies. Mr. Jacobs holds a B.S. and an M.S. in Mechanical Engineering from Massachusetts Institute of Technology and an M.B.A. from Stanford Graduate School of Business. We believe Mr. Jacobs is qualified to serve as a member of our Board of Directors because of his extensive experience in the venture capital industry and his knowledge of technology companies.

Allie Kline has served as a member of our Board of Directors since September 2020. Since January 2020, Ms. Kline has been a founding principal of LEO DIX, a boutique services firm. From June 2017 to September 2018, Ms. Kline served as Chief Marketing Officer for Verizon Media, a subsidiary of Verizon Communications. Prior to Verizon Media’s formation through the acquisitions of AOL and Yahoo, Ms. Kline held the position of Chief Marketing Officer for AOL, from January 2013 to June 2017, prior to and following Verizon’s acquisition of AOL in 2015. From May 2011 to December 2012, Ms. Kline served as the Chief Marketing Officer for 33Across, a data and analytics company. Since April 2019, Ms. Kline has served on the board of directors of Huntington Bancshares, Inc., a bank holding company. Ms. Kline previously served on the board of directors of Pier 1 Imports, Inc., a home furnishings retailer, from September 2018 to September 2020, and on the board of directors of Waddell & Reed, an asset management and financial planning company, from February 2020 until its sale to Macquarie Asset Management, an asset management company, in May 2021. Ms. Kline also currently serves on the boards of directors of several privately held companies. Ms. Kline holds a B.S. in Communications from Ithaca College. We believe Ms. Kline is qualified to serve as a member of our Board of Directors because of her extensive experience in marketing and communications.

There is no family relationship between any of the directors or executive officers and any of our other directors or executive officers.

Board of Director Composition Highlights

The charts below set forth as of September 30, 2021 information relating to the gender, ethnicity, tenure on our Board of Directors, and age of our Board of Directors. Among the twelve members of our Board of Directors, three self-identify as women, and one self-identifies as an individual from underrepresented communities (meaning, an individual who self-identifies as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, or Alaska Native, or who self-identifies as gay, lesbian, bisexual, or transgender).

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the governance of our company. Our Corporate Governance Guidelines are available on the “Investor Relations” section of our website, which is located at investor.bill.com, by clicking “Governance Documents” in the “Governance” section of our website. Our Nominating and Corporate Governance Committee periodically reviews the Corporate Governance Guidelines, and recommends changes to our Board of Directors as warranted.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our Board of Directors shall be free to choose its chairperson in any way that it considers in the best interests of our Company, and that the Nominating and Corporate Governance Committee periodically considers the leadership structure of our Board of Directors and makes such recommendations to our Board of Directors with respect thereto as appropriate. Our Corporate Governance Guidelines also provide that, when the positions of chairperson and chief executive officer are held by the same person, the independent directors may designate a “lead independent director.” In cases in which the chairperson and chief executive officer are the same person and a lead independent director has been designated, the chairperson schedules and sets the agenda for meetings of our Board of Directors in consultation with the lead independent director, and the chairperson, or if the chairperson is not present, the lead independent director, chairs such meetings. The responsibilities of the lead independent director include: calling meetings of the independent directors, presiding at executive sessions of independent directors, serving as a liaison between the chairperson and the independent directors, disseminating information to our Board of Directors, being available under appropriate circumstances for communication with stockholders, and performing such other functions and responsibilities as requested by our Board of Directors from time to time.

In accordance with our Corporate Governance Guidelines, we have a lead independent director of the Board of Directors separate from our chairperson. Mr. Lacerte is our Chairman and Chief Executive Officer and Mr. Kight is the lead independent director of the Board of Directors. The Board of Directors believes that this leadership structure reflects the role and responsibilities of the chief executive officer in our business and operations as well as the significant involvement and authority vested in a separate lead independent director of the board. The Board of Directors retains the authority to modify this structure as it deems appropriate.

Our Board of Directors’ Role in Risk Oversight

Our Board of Directors, as a whole, has responsibility for risk oversight, although the committees of our Board of Directors oversee and review risk areas that are particularly relevant to them. The risk oversight responsibility of our Board of Directors and its committees is supported by our management reporting processes, which are designed to provide visibility to our Board of Directors and to our personnel that are responsible for risk assessment and information about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, economic, operational, financial (accounting, credit, investment, liquidity and tax), legal, regulatory, cybersecurity, privacy, compliance and reputational risks. Our Board of Directors reviews strategic and operational risk in the context of discussions, question and answer sessions, and reports from the management team at each regular board meeting, receives reports on all significant committee activities at each regular board meeting, and evaluates the risks inherent in significant transactions. Our Audit Committee and our Risk and Compliance Committee assist our Board of Directors in fulfilling its oversight responsibilities with respect to risk management.

Each committee of our Board of Directors meets with key management personnel and representatives of outside advisors, as appropriate, to oversee risks associated with their respective principal areas of focus. Our Audit Committee reviews our major financial and other risk exposures, our internal control over financial reporting, our disclosure controls and procedures, legal and regulatory compliance, and, among other things, discusses with management and our independent auditor guidelines and policies with respect to risk assessment and risk management. In addition, our Audit Committee, with input from management, oversees cybersecurity and data protection activities to ensure that we are actively and appropriately protecting our data as well as that of our employees, customers and suppliers and that we are meeting data protection compliance requirements. Our Compensation Committee evaluates our major compensation-related risk exposures and the steps management has taken to monitor or mitigate such exposures. Our Nominating and Corporate Governance Committee assesses risks relating to our corporate governance practices, the independence of our Board of Directors and reviews and discusses the narrative disclosure regarding our Board of Directors’ leadership structure and role in risk oversight. Our Risk and Compliance Committee assists our Board of Directors in its oversight and monitoring of the Company’s management of systems and operational risk related to customer payments and related money-movement business operations, management of information security and regulatory compliance. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board leadership structure supports this approach.

Independence of Directors

The listing rules of The New York Stock Exchange (“NYSE”) generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent.

In addition, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.

Our Board of Directors conducts an annual review of the independence of our directors. In its most recent review, our Board of Directors determined that Steven Cakebread, Steve Fisher, David Hornik, Brian Jacobs, Peter Kight, Allie Kline, Allison Mnookin, Rory O’Driscoll, Steven Piaker, Colleen Taylor and Scott Wagner, representing 11 of our 12 directors, are “independent directors” as defined under the applicable listing standards of the NYSE and the applicable rules and regulations promulgated by the SEC. Our Board of Directors has also determined that all members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent and satisfy the relevant SEC and NYSE independence requirements for such committees.

Committees of Our Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Risk and Compliance Committee. The composition and responsibilities of each committee are described below. Each of these committees has a written charter approved by our Board of Directors. Copies of the charters for each committee are available on the “Investor Relations” section of our website, which is located at investor.bill.com, by clicking on “Governance Documents” in the “Governance” section of our website.

Audit Committee

Our Audit Committee is composed of Mr. Cakebread, who is the chair of the committee, Ms. Kline, Mr. Piaker and Ms. Taylor. Each member of our Audit Committee is independent under the current NYSE listing standards and SEC rules and regulations. Each member of our Audit Committee is financially literate as required by the current NYSE listing standards. In addition, our Board of Directors has determined that Mr. Cakebread is an “audit committee financial expert” as defined in SEC rules and regulations. This designation does not impose any duties, obligations or liabilities that are greater than those generally imposed on members of our Audit Committee and our Board of Directors. Our Audit Committee is responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	assessing the Company’s cybersecurity risks and the measures implemented by the Company to mitigate and prevent cyberattacks and respond to data breaches;

•	reviewing related-party transactions that are material or otherwise implicate disclosure requirements; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Our Compensation Committee is composed of Mr. Jacobs, who is the chair of the committee, Mr. Kight, Ms. Mnookin and Mr. Fisher. The composition of our Compensation Committee meets the requirements for independence under current NYSE listing standards and SEC rules and regulations. Each member of this committee is a non-employee director, as defined in SEC rules and regulations. Our Compensation Committee is responsible for, among other things:

•	reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers;

•	reviewing and recommending to our Board of Directors the compensation of our directors;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our Board of Directors with respect to, incentive compensation and equity plans; and

•	establishing our overall compensation philosophy.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is composed of Mr. Hornik, who is the chair of the committee, Mr. Kight and Mr. O’Driscoll. The composition of our Nominating and Corporate Governance Committee meets the requirements for independence under current NYSE listing standards. Our Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying and recommending candidates for membership on our Board of Directors;

•	recommending directors to serve on board committees;

•	reviewing and recommending to our Board of Directors any changes to our corporate governance principles;

•	reviewing proposed waivers of the code of conduct for directors and executive officers;

•	overseeing the process of evaluating the performance of our Board of Directors; and

•	advising our Board of Directors on corporate governance matters.

Risk and Compliance Committee

Our Risk and Compliance Committee is composed of Ms. Taylor, who is the chair of the committee, and Mr. Fisher and Ms. Mnookin. Our Risk and Compliance Committee is responsible for, among other things:

•	overseeing management’s risk program related to the Company’s customer payments and related money-movement business operations;

•

overseeing management’s information security program, monitoring compliance with the program and reviewing the implementation of appropriate administrative, technical and physical safeguards to meet applicable regulatory requirements and industry standards;

•

reviewing with management the Company’s compliance with laws and regulations and banking system, bank partner and payment network rules and requirements, and discussing with management reports and inquiries from regulatory or governmental agencies and material incidents, reports, programs and initiatives; and

•	advising our Audit Committee of any risks that may present significant financial exposure to the Company.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during fiscal 2021 were Mr. Jacobs, Mr. Kight, Ms. Mnookin and Mr. Fisher. None of the members of our Compensation Committee in fiscal 2021 was at any time an officer or employee of ours or any of our subsidiaries, and none had or have any relationships with us that are required to be disclosed under Item 404 of Regulation S-K. During fiscal 2021, none of our executive officers served as a member of the Board of Directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee.

Board and Committee Meetings and Attendance

Our Board of Directors and its committees meet regularly throughout the year, and also hold special meetings and act by written consent from time to time. During fiscal 2021, our Board of Directors met seven times and also acted by unanimous written consent. During fiscal 2021, each member of our Board of Directors attended at least 75% of the aggregate of all meetings of our Board of Directors and of all meetings of committees of our Board of Directors on which such member served that were held during the period in which such director served. The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. During fiscal 2021, our Audit Committee met eight times, our Compensation Committee met five times and our Nominating and Corporate Governance Committee met twice.

Board Attendance at Annual Stockholders’ Meeting

Our policy is to invite and encourage each member of our Board of Directors to be present at our annual meetings of stockholders. All but one member of our Board of Directors attended our 2020 annual meeting of stockholders in their capacity as directors of our company.

Communication with Directors

Stockholders and interested parties who wish to communicate with our Board of Directors, non-management members of our Board of Directors as a group, a committee of our Board of Directors or a specific member of our Board of Directors (including our chairperson) may do so by letters addressed to the attention of our Corporate Secretary.

All communications are reviewed by the Corporate Secretary and provided to the members of our Board of Directors as appropriate. Sales materials, abusive, threatening or otherwise inappropriate materials and items unrelated to the duties and responsibilities of our Board of Directors will not be provided to directors.

The address for these communications is:

Bill.com Holdings, Inc.

c/o Corporate Secretary

6220 America Center Drive

San Jose, California 95002

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all the members of our Board of Directors, officers and employees. Our Code of Business Conduct and Ethics is posted on the “Investor Relations” section of our website, which is located at investor.bill.com under “Governance Documents” in the “Governance” section of our website. We intend to satisfy the disclosure requirement under applicable SEC and NYSE disclosure requirements regarding amendments to, or waivers of, a provision of our Code of Business Conduct and Ethics by posting such information on our website at the address and location specified above.

Human Capital

Our Culture and Employees

We are a people-centric company and actively develop and nurture a positive relationship with our employees. Our culture centers on our company values:

•	Humble – No Ego

•	Fun – Celebrate the moments

•	Authentic – We are who we are

•	Passionate – Love what you do

•	Dedicated – To each other and the customer

Our values are core to who we are and who we hire, guide how we operate, define how we treat each other every day and ultimately make our teams strong cohesive units. We believe our culture enables us to attract and retain exceptional talent.

As of June 30, 2021, we had a total of 1,384 employees across three offices in the United States, which include our recently acquired Divvy organization. We also employ individuals on a temporary basis and use the services of contractors as necessary. None of our employees are represented by a labor union with respect to his or her employment. Our executive leadership consists of nine team members, including two women and four persons of color.

We have recruiting and hiring practices that meet business hiring needs while maintaining a high bar for talent. We leverage data and analytics to align the recruiting function to business growth and revenue drivers. Our recruiting function was built to quickly scale with increased growth and expansion. Recruiting champions drive inclusive and equitable practices to engage, attract, and hire diverse talent. We provide two key talent management programs to develop our leaders and high potential employees to be their best. We also provide a rigorous program for new people managers. In addition, each year we provide a curriculum of study, linked to business needs, leveraging our LinkedIn Learning platform. The curriculum offers coursework in inclusivity, resiliency and decision-making. In addition, each employee has access to over 8,600 courses on our learning platform. We foster a performance and continuous feedback culture including a bi-annual formal feedback cadence in addition to engaging our employees regularly to hear and take action on their sentiment.

Employee recognition is core to who we are and we take great pride in recognizing those who embody our company values, are top achievers, drive results and have longevity. Our recognition platform provides for peer-to-peer recognition and allows anyone in the company to recognize others for a job well done. On a quarterly basis we recognize four to five employees who best embody our company values and we celebrate tenure and experience by acknowledging five and ten years of service to the Company. Lastly, each year the Top Bill award is given to one individual who exhibits all of our company values consistently, drives and delivers business results and is a master of their craft.

Social Justice

At Bill.com, we are building a diverse workforce, promoting equity in our practices and creating inclusive employee communities that encourage employee growth. Our mission is to build a company where inclusivity, authenticity and action matter, that fosters an equitable approach to hiring, career development, compensation and growth, and continuously cultivates a sense of inclusion and social responsibility. Shortly after witnessing the racial injustices in the summer of 2020, we created a Social Justice Initiative which brought together employees from across the Company to work on five workstreams: Recruiting and Hiring, Diversity and Inclusion, Volunteerism, Minority Owned SMB’s and Vendors. Our Senior Vice President of People, a woman of color, is the executive sponsor of our Social Justice Initiative. More than 200 of our employees actively participate in events, employee resource groups, sponsorships and other activities in support of this initiative.

Total Rewards

We are committed to providing a fair and equitable compensation and benefits program that supports our diverse workforce. We provide competitive pay and benefits to attract and retain talent, including offering market-competitive base salary, bi-annual bonuses and sales commissions, and equity. We offer employees equity at the time of hire and through annual equity refresh grants, and provide an employee stock purchase plan, to foster a strong sense of ownership and engage our employees in our long-term success. We routinely run analyses to ensure compensation is fair, considering compensable factors that can impact pay, such as role, level, experience, location and performance. Our full-time employees are eligible to receive, subject to the satisfaction of certain eligibility requirements, our comprehensive benefits package, including our medical, dental and vision insurance and life and income protection plans. In addition, we provide uncapped time off, as well as maintain a tax-qualified 401(k) retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. In offering these benefit plans, our intent is to provide a level of benefits that are comparable to those offered by similar companies.

Employee Wellness and COVID-19 Response

In response to the COVID-19 pandemic, we instituted several programs and precautionary measures in support of employee well-being and to protect the health and safety of our workforce, our customers and the communities in which we participate. In March 2020, we closed our corporate headquarters in California and our office in Texas, implemented full-time work from home for our entire workforce and eliminated non-essential travel. We regularly surveyed our team members through our employee survey tool to best understand their needs. Based on survey results, we established no meetings Wednesday afternoons, instituted a remote work program, provided several wellness days, gave employees a home office stipend, provided additional mental health resources, and options for social connections and vaccination support. We continue to monitor federal, state and local regulatory pronouncements and COVID-19 infection statistics and have begun to reopen our offices in phases, depending on location. In connection with our office re-openings we have instituted numerous social distancing measures to ensure the safety of our employees. As of June 30, 2021, a significant number of our employees continued to work in a remote capacity.

Non-Employee Director Compensation

Fiscal 2021 Director Compensation

The following table provides information regarding all fiscal 2021 compensation awarded to, earned by or paid to each person who served as a director for some portion or all of fiscal 2021, other than Mr. Lacerte, our Chief Executive Officer. Mr. Lacerte is not included in the table below, as he is also our employee and receives no additional compensation for his service as a director. The compensation received by Mr. Lacerte as an employee is shown in the “Executive Compensation—Fiscal 2021 Summary Compensation Table” below. In addition, Mr. Wagner is not included in the table below because he was appointed to our board in September 2021, which fell in fiscal 2022.

Name	Fees Earned or Paid In Cash	Stock Awards ($) (1)	Option Awards ($) (1)	Total ($)
Steven Cakebread(2)	$50,000	$174,837	$0	$224,837
Steve Fisher(3)	$16,373	$349,858	$0	$366,231
David Hornik(4)	$38,000	$174,837	$0	$212,837
Brian Jacobs(5)	$45,000	$174,837	$0	$219,837
Peter Kight(6)	$55,000	$174,837	$0	$229,837
Allie Kline(7)	$30,301	$349,947	$0	$380,248
Allison Mnookin(8)	$36,000	$174,837	$0	$210,837
Rory O’Driscoll(9)	$34,000	$174,837	$0	$208,837
Steven Piaker(10)	$40,000	$174,837	$0	$214,837
Colleen Taylor(11)	$30,301	$349,947	$0	$380,248

(1)

The amounts reported in this column represent the aggregate grant date fair value of restricted stock units, or RSUs, or option awards made to directors in our fiscal year 2021 computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718, or ASC 718. This amount does not reflect the actual economic value realized by the director, which will vary depending on the performance of our common stock.

(2)

As of June 30, 2021, Mr. Cakebread held options to purchase 55,333 shares of common stock. The stock options are early exercisable and vest at a rate of 1/3rd annually on the anniversary of the vesting start date of May 28, 2019, subject to continuous service on each such date, plus acceleration of 100% of the then-unvested options in the event of a change in control. Any unvested shares acquired upon early exercise are subject to a repurchase right held by the Company at the original purchase price. As of June 30, 2021, Mr. Cakebread also held 953 RSUs. The RSUs vest in accordance with the vesting schedule described below under “—Non-Employee Director Compensation Arrangements.”

(3)	As of June 30, 2021, Mr. Fisher held 1,907 RSUs. The RSUs vest in accordance with the vesting schedule Initial Awards described below under “—Non-Employee Director Compensation Arrangements.”
(4)	As of June 30, 2021, Mr. Hornik held 953 RSUs. The RSUs vest in accordance with the vesting schedule for Annual Awards described below under “—Non-Employee Director Compensation Arrangement.”
(5)	As of June 30, 2021, Mr. Jacobs held 953 RSUs. The RSUs vest in accordance with the vesting schedule for Annual Awards described below under “—Non-Employee Director Compensation Arrangements.”
(6)

As of June 30, 2021, Mr. Kight held options to purchase 33,333 shares of common stock. The stock options are early exercisable and vests at a rate of 1/3rd annually on the anniversary of the vesting start date of May 15, 2019, subject to continuous service on each such date, plus acceleration of 100% of the then- unvested options in the event of a change in control. Any unvested shares acquired upon early exercise are subject to a repurchase right held by the Company at the original purchase price. As of June 30, 2021, Mr. Kight also held 953 RSUs. The RSUs vest in accordance with the vesting schedule for Annual Awards described below under “—Non-Employee Director Compensation Arrangements.”

(7)	As of June 30, 2021, Ms. Kline held 3,443 RSUs. The RSUs vest in accordance with the vesting schedule for Initial Awards described below under “—Non-Employee Director Compensation Arrangements.”
(8)

As of June 30, 2021, Ms. Mnookin held options to purchase 80,000 shares of common stock. The stock options are early exercisable and vests at a rate of 1/3rd annually on the anniversary of the vesting start date of July 3, 2019, subject to continuous service on each such date, plus acceleration of 100% of the then unvested options in the event of a change in control. Any unvested shares acquired upon early exercise are subject to a repurchase right held by the Company at the original purchase price. As of June 30, 2021, Ms. Mnookin also held 953 RSUs. The RSUs vest in accordance with the vesting schedule for Annual Awards described below under “—Non-Employee Director Compensation Arrangements.”

(9)	As of June 30, 2021, Mr. O’Driscoll held 953 RSUs. The RSUs vest in accordance with the vesting schedule for Annual Awards described below under “—Non-Employee Director Compensation Arrangements.”
(10)	As of June 30, 2021, Mr. Piaker held 953 RSUs. The RSUs vest in accordance with the vesting schedule for Annual Awards described below under “—Non-Employee Director Compensation Arrangements.”
(11)	As of June 30, 2021, Ms. Taylor held 3,443 RSUs. The RSUs vest in accordance with the vesting schedule for Initial Awards described below under “—Non-Employee Director Compensation Arrangements.”

Non-Employee Director Compensation Arrangements

In September 2020, our Board of Directors approved the following cash and equity compensation program for our non-employee directors.

Non-Employee Director Equity Compensation

Each new non-employee director appointed to the Board will be granted RSUs covering shares with a value equal to $350,000 (the “Initial Award”), which will be granted on the date of the non-employee director’s appointment to the Board of Directors (the “Initial Award Grant Date”). The Initial Award will vest in three equal annual installments on the anniversary of the Initial Award Grant Date, subject to continued service on each applicable vesting date.

On the date of each annual meeting of our stockholders, each continuing non-employee director will be granted RSUs under the Plan with a value equal to $175,000 (the “Annual Award”), prorated for non-employee directors who join between annual meetings of the Company’s stockholders. The Annual Award will vest on the earlier of (a) the date of the next annual meeting of the Company’s stockholders and (b) the date that is one year following the grant date of such Annual Award, subject to continued service on each applicable vesting date.

Non-Employee Director Cash Compensation

Each non-employee director receives annual cash compensation of $30,000 for service on the Board of Directors, and additional cash compensation for the chairperson and committee members as set forth below. All cash payments are made quarterly in arrears and are pro-rated for any partial quarters of service.

•	Lead Independent Director Fee: $15,000

•	Audit Committee Chair: $20,000

•	Audit Committee Member (Non-Chair): $10,000

•	Compensation Committee Chair: $15,000

•	Compensation Committee Member (Non-Chair): $6,000

•	Nominating and Corporate Governance Committee Chair: $8,000

•	Nominating and Corporate Governance Committee Member (Non-Chair): $4,000

•	Risk and Compliance Committee Chair: $15,000

•	Risk and Compliance Committee Member (Non-Chair): $6,000

Stock Ownership Guidelines

In October 2021, we adopted a stock ownership policy for our non-employee directors. Our stock ownership policy requires our non-employee directors to acquire and hold a number of shares of our Company’s common stock equal in value to five times the director’s annual cash retainer for regular service on the Board of Directors until such director’s service on the Board of Directors ceases. We only count directly and beneficially owned shares, including shares underlying vested RSUs that are held or deferred and shares received on exercise of stock options and shares held in trust. Each non-employee director has until the last day of our fiscal year that includes the fifth anniversary of the later of his or her initial appointment to the Board of Directors or from the effective date of the policy to attain the required ownership level. The Compensation Committee may make exceptions in situations where the stock ownership policy would cause a severe hardship.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to the Board of Directors

Candidates for nomination to our Board of Directors are selected by our Board of Directors based on the recommendation of the Nominating and Corporate Governance Committee in accordance with the committee’s charter, our restated certificate of incorporation and restated bylaws, our Corporate Governance Guidelines and the criteria approved by our Board of Directors regarding director candidate qualifications. In recommending candidates for nomination, the Nominating and Corporate Governance Committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Stockholders wishing to recommend candidates for consideration by our Nominating and Corporate Governance Committee should submit their recommendations to the attention of the Corporate Secretary at the address of our principal executive offices. Information regarding the process for submitting stockholder nominations for candidates for membership on our Board of Directors is set forth below under “Stockholder Proposals to Be Presented at the Next Annual Meeting.”

Director Qualifications

With the goal of developing a diverse, experienced and highly qualified board of directors, the Nominating and Corporate Governance Committee is responsible for developing and recommending to our Board of Directors the desired qualifications, expertise and characteristics of members of our Board of Directors, including any specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership on our Board of Directors and any specific qualities or skills that the committee believes are necessary for one or more of the members of our Board of Directors to possess.

Because the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of our Board of Directors from time to time, our Board of Directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and NYSE listing requirements and the provisions of our restated certificate of incorporation, restated bylaws, Corporate Governance Guidelines and charters of the committees of our Board of Directors. In addition, neither our Board of Directors nor our Nominating and Corporate Governance Committee has a formal policy with regard to the consideration of diversity in identifying nominees. When considering nominees, the Nominating and Corporate Governance Committee takes into consideration many factors including, among other things, a candidate’s independence, integrity, diversity, skills, financial and other expertise, breadth of experience, knowledge about our business or industry and ability to devote adequate time and effort to responsibilities of our Board of Directors in the context of its existing composition. Through the nomination process, the Nominating and Corporate Governance Committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to our Board of Directors’ overall effectiveness. The brief biographical description of each director set forth in “Board of Directors and Corporate Governance Standards—Our Board of Directors—Nominees for Director” above includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our Board of Directors at this time.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of 12 directors and is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Directors in Class II will stand for election at the Annual Meeting. The terms of office of directors in Class III and Class I do not expire until the annual meetings of stockholders to be held in 2022 and 2023, respectively.

At the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors proposes Allison Mnookin, Steven Piaker, Rory O’Driscoll and Steve Fisher as nominees for election as Class II directors. If elected, each of Ms. Mnookin and Messrs. Piaker, O’Driscoll and Fisher will serve as Class II directors for a three-year term expiring at the 2024 annual meeting of stockholders and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

Shares represented by proxies will be voted “FOR” the election of each of the four nominees named above, unless the proxy is marked to withhold authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this Proxy Statement and to serve if elected. Proxies may not be voted for more than four directors. Stockholders may not cumulate votes for the election of directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN THE ELECTION OF EACH OF THE FOUR NOMINATED DIRECTORS

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the year ending June 30, 2022 and recommends that stockholders vote for ratification of such selection. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending June 30, 2022 requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting. In the event that Ernst & Young LLP is not ratified by our stockholders, the Audit Committee will review its future selection of Ernst & Young LLP as our independent registered public accounting firm. Further, the Audit Committee may select a different independent registered public accounting firm at any time if, in the committee’s sole discretion, the committee determines that such a change would be in the best interests of the Company and our stockholders.

Ernst & Young LLP audited our financial statements for the year ended June 30, 2021. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and they will be given an opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees and Services

We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our Audit Committee annually. In accordance with standard policy, Ernst & Young LLP periodically rotates the individuals who are responsible for our audit.

In addition to performing the audit of our consolidated financial statements, Ernst & Young LLP provided various other services during the years ended June 30, 2020 and 2021. Our Audit Committee has determined that Ernst & Young LLP’s provision of these services, which are described below, does not impair Ernst & Young LLP’s independence from us. During the years ended June 30, 2020 and 2021, fees for services provided by Ernst & Young LLP were as follows (in thousands):

Fees Billed to Bill.com Holdings	2020	2021
Audit fees(1)	$3,708	$4,860
Audit-related fees(2)	50	207
Tax fees(3)	—	30
All other fees(4)	142	112

Total fees	$3,900	$5,209

(1)

“Audit fees” for fiscal 2021 consisted mainly of fees for work performed in connection with the audit of our annual consolidated financial statements and internal control over financial reporting, review of our unaudited quarterly consolidated financial statements, a comfort letter issued in connection with our convertible note offering in November 2020, consents issued in connection with registration statements, and audit of the financial statements of a subsidiary as required by certain state regulations.

(2)

“Audit-related fees” for fiscal year 2021 consisted of fees for accounting due diligence and consultations in connection with our acquisition of DivvyPay, Inc. and fees for fiscal year 2020 consisted of fees for work performed in connection with our preparation for internal control attestation requirements.

(3)	“Tax fees” consisted of fees for work performed in connection with R&D credit studies for various tax years.
(4)	“All other fees” consisted of fees for work performed in connection with assessments of certain of our compliance programs.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm.

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, the scope of services provided by the independent registered public accounting firm and the fees for the services to be performed. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

All of the services relating to the fees described in the table above were approved by our Audit Committee.

OUR BOARD OF DIRECTORS AND AUDIT COMMITTEE RECOMMEND A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2

PROPOSAL NO. 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the rules of the SEC, we are providing stockholders with an opportunity to make a non-binding, advisory vote on the compensation of our Named Executive Officers. This non-binding advisory vote is commonly referred to as a “say on pay” vote. The non-binding advisory vote on the compensation of our Named Executive Officers, as disclosed in this Proxy Statement, will be determined by the vote of a majority of the voting power of the shares present or represented at the Annual Meeting and voting affirmatively or negatively on the proposal.

Stockholders are urged to read the “Executive Compensation” section of this Proxy Statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our Named Executive Officers. Our Compensation Committee and our Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that our stockholders approve, on a non-binding advisory basis, the compensation of the Named Executive Officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion and the other related disclosures.”

As an advisory vote, this proposal is not binding. However, our Board of Directors and Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF PROPOSAL NO. 3

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the rules of the SEC, we are providing our stockholders with an opportunity to make a non-binding, advisory vote on the frequency of future non-binding advisory votes on the compensation of our Named Executive Officers. This non-binding advisory vote must be submitted to stockholders at least once every six years.

You have four choices for voting on this proposal. You can choose whether future non-binding advisory votes on the compensation of our Named Executive Officers should be conducted every “ONE YEAR,” “TWO YEARS,” or “THREE YEARS.” You may also “ABSTAIN” from voting. The frequency that receives the greatest number of votes cast by stockholders on this matter at the meeting will be deemed to be the preferred frequency of our stockholders.

After careful consideration, our Board of Directors recommends that future non-binding advisory votes on the compensation of our Named Executive Officers be held every year so that stockholders may express annually their views on our executive compensation program.

Stockholders are not voting to approve or disapprove our Board of Directors’ recommendation. Instead, stockholders may indicate their preference regarding the frequency of future non-binding advisory votes on the compensation of our Named Executive Officers by selecting every one year, two years, or three years. Stockholders that do not have a preference regarding the frequency of future advisory votes may abstain from voting on the proposal.

As an advisory vote, this proposal is not binding. However, our Board of Directors and Nominating and Governance Committee value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of holding future non-binding advisory votes on the compensation of our Named Executive Officers.

OUR BOARD OF DIRECTORS RECOMMENDS HOLDING FUTURE NON-BINDING ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY “ONE YEAR”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 30, 2021, by:

•	each of our Named Executive Officers;

•	each of our directors and director nominees;

•	all of our directors and executive officers as a group; and

•	each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole dispositive power with respect to all shares beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 102,438,944 shares of common stock outstanding as of September 30, 2021. Shares of our common stock subject to stock options that are exercisable as of and within 60 days of September 30, 2021 or RSUs that may vest and settle within 60 days of September 30, 2021 are deemed to be outstanding and to be beneficially owned by the person holding the stock options or RSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals and entities listed in the table below is c/o Bill.com Holdings, Inc., 6220 America Center Drive, San Jose, California 95002.

Name	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (%)
Named Executive Officers and Directors:
René Lacerte(1)	3,342,228	3.2%
John Rettig(2)	257,967	0.3%
Bora Chung(3)	23,332	0.0%
Steven Cakebread(4)	33,333	0.0%
David Hornik(5)	57,449	0.1%
Brian Jacobs(6)	247,965	0.2%
Peter Kight(7)	60,972	0.1%
Allison Mnookin(8)	70,000	0.1%
Rory O’Driscoll(9)	21,567	0.0%
Steven Piaker(10)	154,817	0.2%
Raj Aji(11)	12,288	0.0%
Tom Clayton(12)	22,281	0.0%
Katherine M. A. Kline(13)	1,148	0.0%
Colleen Taylor(14)	1,148	0.0%
Steve Fisher	—	0.0%
Blake Murray(15)	1,582,662	1.5%
Mark Lenhard	—	0.0%
Scott Wagner	—	0.0%
All executive officers and directors as a group	5,889,157	5.7%
Other 5% Stockholders:
T. Rowe Price Associates, Inc.(16)	10,188,088	9.9%
The Vanguard Group, Inc.(17)	6,258,808	6.1%
Capital International Investors(18)	5,035,178	4.9%
Temasek Holdings Pte., LTD (Ossa)(19)	5,565,214	5.4%

(1)

Consists of (i) 57,133 shares of our common stock held by Mr. Lacerte; (ii) 1,983,749 shares of our common stock held by Chung Lacerte Trust; (iii) 596,250 shares of our common stock held in trust by Mr. Lacerte as custodian; and (iv) 705,096 shares of our common stock issuable to Mr. Lacerte upon exercise of stock options and vesting of RSUs within 60 days of September 30, 2021.

(2)

Consists of (i) 79,081 shares of our common stock held by Mr. Rettig; (ii) 78,689 shares of our common stock held by Rettig Living Trust; and (iii) 100,197 shares of our common stock issuable to Mr. Rettig upon exercise of stock options and vesting of RSUs within 60 days of September 30, 2021.

(3)

Consists of (i) 2,105 shares of our common stock held by Ms. Chung; and (ii) 21,227 shares of our common stock issuable to Ms. Chung upon exercise of stock options and vesting of RSUs within 60 days of September 30, 2021.

(4)	Consists of 33,333 shares of our common stock issuable to Mr. Cakebread upon exercise of stock options that may be exercised early within 60 days of September 30, 2021.
(5)	Consists of 57,449 shares of our common stock held by Mr. Hornik.
(6)	Consists of (i) 3,000 shares of our common stock held by Mr. Jacobs; and (ii) 244,965 shares of our common stock held by Brian D. Jacobs & Allison Lewis - Jacobs Living Trust.
(7)

Consists of (i) 27,639 shares of our common stock held by Mr. Kight; and (ii) 33,333 shares of our common stock issuable to Mr. Kight upon exercise of stock options that may be exercised early within 60 days of September 30, 2021.

(8)	Consists of 70,000 shares of our common stock issuable to Ms. Mnookin upon exercise of stock options that may be exercised early within 60 days of September 30, 2021.
(9)

Consists of (i) 16,567 shares of common stock held by O’Driscoll 2003 Revocable Family Trust, and (ii) 5,000 shares of our common stock held by Scale Management, LLC. Mr. O’Driscoll is the Managing Partner of Scale Venture Partners.

(10)

Consists of (i) 153,567 shares of our common stock held by Mr. Piaker, (ii) 924 shares of our common stock held by Financial Partners Fund I, L.P., and (iii) 326 shares of our common stock held by Ten Coves Capital, LP. Ten Coves is the manager of Financial Partners Fund I, L.P.

(11)	Consists of 12,288 shares of our common stock issuable to Mr. Aji upon exercise of stock options and vesting of RSUs within 60 days of September 30, 2021.
(12)	Consists of 22,281 shares of our common stock issuable to Mr. Clayton upon exercise of stock options and vesting of RSUs within 60 days of September 30, 2021.
(13)	Consists of 1,148 shares of our common stock issuable to Ms. Kline upon vesting of RSUs within 60 days of September 30, 2021.
(14)	Consists of 1,148 shares of our common stock issuable to Ms. Taylor upon vesting of RSUs within 60 days of September 30, 2021.
(15)

Consists of (i) 195,708 shares of our common stock held by Mr. Murray’s spouse, Tianna Murray, (ii) 1,067,543 shares of our common stock held by BTM Investment Holdings LLC, and (iii) 319,411 shares of our common stock issuable to Mr. Murray upon exercise of stock options that may be exercised within 60 days of September 30, 2021. Blake Murray is the managing member of BTM Investment Holdings LLC.

(16)

Based solely on information contained in a Schedule 13G filed with the SEC on October 13, 2021 by T. Rowe Price Associates, Inc. The Schedule 13G indicated that T. Rowe Price Associates, Inc. had sole voting power over 4,568,622 shares of our common stock and sole dispositive power over 10,188,088 shares of our common stock. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(17)

Based solely on information contained in Schedule 13G filed with the SEC on February 10, 2021 by The Vanguard Group. The Schedule 13G indicated that The Vanguard Group had sole voting power over 0 shares of our common stock and sole dispositive power over 6,258,808 shares of our common stock. The address of The Vanguard Group. is 100 Vanguard Blvd., Malvern, PA 19355.

(18)

Based solely on information contained in Schedule 13F-HR filed with the SEC on August 16, 2021 by Capital International Investors. The Schedule 13F-HR indicated that Capital International Investors had sole voting power over 5,035,178 shares of our common stock and sole dispositive voting power over 0 shares of our common stock. The address of Capital International Investors is 333 S. Hope Street, Los Angeles, CA, 90071

(19)

Based solely on information contained in Schedule 13F-HR filed with the SEC on August 16, 2021 by Temasek Holdings (Private) Ltd. The Schedule 13F-HR indicated that Temasek Holdings (Private) Ltd had sole voting power over 5,565,214 shares of our common stock and sole dispositive voting power over 0 shares of our common stock. The address of Temasek Holdings (Private) Ltd is 60B Orchard Road #06-18 Tower 2, The Atrium@Orchard, Singapore, 238891.

EXECUTIVE OFFICERS

The names of our executive officers, their ages as of September 30, 2021 and their positions are shown below.

Name	Age	Position
René Lacerte	54	Chief Executive Officer and Director
John Rettig	56	Chief Financial Officer and Executive Vice President, Finance and Operations
Raj Aji	59	General Counsel, Chief Compliance Officer and Secretary
Bora Chung	49	Chief Experience Officer
Thomas J. Clayton	45	Chief Revenue Officer
Mark Lenhard	43	Chief Operating Officer and Chief Executive Officer, Invoice2go
Blake Murray	37	Chief Executive Officer, Divvy

Our Board of Directors chooses executive officers, who then serve at the discretion of our Board of Directors. There is no family relationship between any of the directors or executive officers and any of our other directors or executive officers.

For information regarding Mr. Lacerte, please refer to “Board of Directors and Corporate Governance Standards - Our Board of Directors - Continuing Directors” above.

John Rettig has served as our Chief Financial Officer and Executive Vice President, Finance and Operations since June 2014. Mr. Rettig previously served as the Chief Financial Officer at Exponential Interactive, Inc., an advertising intelligence and digital media solutions company, from May 2005 to June 2014, where he was responsible for the company’s global finance function. Mr. Rettig holds a B.S. in Economics and Business Administration from Saint Mary’s College of California.

Raj Aji has served as our General Counsel, Chief Compliance Officer and Secretary since August 2016. Prior to joining Bill.com, Mr. Aji served as Assistant General Counsel, Financial Services, for Intuit, Inc., a software company, from January 2013 to August 2016. He has previously served as General Counsel at Obopay, Inc., a mobile payments company, from December 2010 to December 2012, and Xoom.com, Inc., a publicly listed e-commerce company. From February 2018 to May 2019, Mr. Aji served as a member of the board of directors of IIT Startups, a non-profit organization dedicated to educating and mentoring early stage technology companies. Mr. Aji holds a B. Tech in Chemical Engineering, from the Indian Institute of Technology, Bombay, an M.S. in Civil and Environmental Engineering from the University of Iowa, Iowa City and a J.D. from the University of California, Berkeley, School of Law.

Bora Chung has served as our Chief Experience Officer since September 2020, and previously served as our Senior Vice President of Product from December 2018 to September 2020. Prior to joining Bill.com, Ms. Chung served as Chief Product Officer for eBay Korea Co. Ltd., a subsidiary of eBay Inc. and an online marketplace, from September 2016 to November 2018, and as Vice President, Product Management for eBay Inc., a multinational e-commerce corporation, from December 2014 to August 2016. Ms. Chung also previously served as the Director of Worldwide Payments and Financing for Apple Online Stores at Apple Inc., a multinational technology company, from October 2010 to December 2014. Ms. Chung holds an A.B. in Economics from Harvard University and a M.B.A. from the Stanford University Graduate School of Business.

Thomas J. Clayton has served as our Chief Revenue Officer since September 2020. Prior to joining Bill.com, Mr. Clayton worked at Houzz, Inc., an online platform for home design from July 2014 until September 2020, initially serving as the Vice President of International Operations and then as the Vice President of Global Trade Business. From July 2007 to July 2014, Mr. Clayton was the CEO of Bubbly, a social networking company. Mr. Clayton holds a B.S. in Business Administration from the University of California, Berkeley, and an M.B.A. from Harvard Business School.

Mark Lenhard has served as our Chief Operating Officer since September 2021. Mr. Lenhard has served as Chief Executive Officer of Invoice2go, a leading mobile-first accounts receivable software provider, beginning in April 2020 and continues to serve in that role following Invoice2go’s acquisition by the Company in September 2021. In his roles as COO and CEO of Invoice2Go, Mr. Lenhard reports to René Lacerte, our Chief Executive Officer and chief operating decision maker. Prior to Invoice2go, Mr. Lenhard served as Vice President, Commerce Strategy & Growth, at Adobe Inc., a multinational computer software company, from July 2018 to July 2019, and as Senior Vice President, Strategy & Growth, at Magento Commerce, an open-source e-commerce platform, from November 2015 until its acquisition by Adobe in June 2018. He previously also held roles at JP Morgan Chase & Co. and PayPal, Inc., a financial technology company. Mr. Lenhard holds a B.A. degree in Economics from Yale University and an M.B.A. degree from Stanford Business School.

Blake Murray has served as the Chief Executive Officer of our DivvyPay subsidiary since its acquisition in June 2021. In his role as CEO of Divvy, Mr. Murray reports to René Lacerte, our Chief Executive Officer and chief operating decision maker. Prior to joining Bill.com, Mr. Murray served as Chief Executive Officer of DivvyPay, Inc., an expense management software company, from April 2016 to June 2021. Mr. Murray holds a B.S. in Environmental Studies from the University of Utah.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program during fiscal 2021, including our executive compensation policies and practices, how and why the Compensation Committee arrived at the compensation decisions for our Named Executive Officers, and the key factors the Compensation Committee considered in making those decisions.

Our Named Executive Officers for fiscal 2021, which consist of our principal executive officer, principal financial officer, and our three other most highly compensated executive officers during fiscal 2021 include:

•	René Lacerte, our Chief Executive Officer;

•	John Rettig, our Chief Financial Officer;

•	Raj Aji, our General Counsel, Chief Compliance Officer and Secretary;

•	Bora Chung, our Chief Experience Officer; and

•	Thomas Clayton, our Chief Revenue Officer.

Executive Summary

Fiscal 2021 Business Highlights

We are a leading provider of cloud-based software that simplifies, digitizes, and automates complex back-office financial operations for small and midsize businesses (SMBs). By transforming how SMBs manage their cash inflows and outflows, we create efficiencies and free our customers to run their businesses. During fiscal 2021, we continued to articulate and execute on our strategy to enhance our platform with innovative payment solutions, expand our go-to-market ecosystem and enter adjacent categories. Succeeding in each of these areas brings us closer to realizing our vision of being the one-stop shop solution that helps millions of businesses around the world manage their financial operations.

We experienced significant growth in fiscal 2021, including a 51% year-over-year increase in total revenue, a 70% year-over-year increase in Core Revenue1 (consisting of a 33% increase in subscription fees and a 129% increase in transaction fees) and a 45% year-over-year increase in total payment volume2 on our platform.

Our growth in fiscal 2021 was attributable in part to enhancements to our electronic payments, or e-payments, offerings through strengthening our virtual card, cross-border and instant transfer offerings. (E-payments are payments made through an electronic medium, as opposed to payments by check or cash). We drove adoption of these offerings across our customers and network members through in-product marketing, seamless user experiences, and supplier enablement initiatives. As a result, in fiscal 2021 we experienced a significant increase in the proportion of total payment volume on our platform consisting of e-payments. Continuous innovation in payment offerings is core to our vision and has enabled us to continue to deliver more and more value to our customers.

During fiscal 2021, we also expanded our diverse go-to-market ecosystem with additional strategic partnerships. We now have relationships with six of the Top 10 financial institutions in the United States, and serve 85 of the

[1]	Core Revenue represents subscription and transaction fees, and is calculated as our total revenue for the fiscal year, less interest earned on funds held for customers.
[2]

We define total payment volume as the value of customer transactions that we process on our platform during a particular period. Our calculation of total payment volume includes payments that are subsequently reversed. Total payment volume does not include transactions made by spending businesses on our spend management platform.

Top 100 accounting firms in the country. In the bank channel, we launched with Wells Fargo and Keybank. In the accounting channel, we expanded our offering into wealth management, made it easier for accounting firms to onboard customers faster, publicly announced our partnership with PriceWaterhouseCoopers and recently brought on InsightsOfficer and KPMG Spark as strategic partners.

In addition, early in fiscal 2021 we began our inorganic growth journey by identifying growth and product priorities, while concurrently building our M&A capability so that we could efficiently identify, acquire, and integrate acquired companies. Having these foundational elements in place allowed us to identify, perform diligence and close the acquisition of Divvy, a leader in spend management for SMBs, our first acquisition, within the fiscal year.

The following graph depicts the total cumulative stockholder return on our common stock from December 12, 2019, the first day of trading of our common stock on The New York Stock Exchange, through September 30, 2021, relative to the performance of the S&P 500 Index and S&P 500 IT Index. The graph assumes an initial investment of $100.00 at the close of trading on December 12, 2019 and that all dividends paid by companies included in these indices have been reinvested. The performance shown in the graph below is not intended to forecast or be indicative of future stock price performance.

The above performance graph and related information shall not be deemed “soliciting material” or to be “filed” with the SEC for purposes of Section 18 of the Exchange Act, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, or otherwise subject to the liabilities under the Securities Act or Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

Fiscal 2021 Compensation Highlights

Our fiscal 2021 compensation plans and payouts for our Named Executive Officers reflect our overarching philosophy of pay-for-performance and benchmarking to our peers. During fiscal 2021, the compensation of our

Named Executive Officers generally consisted of a base salary and annual bonus opportunity. In the summer of 2021, we changed the cadence of decision making for long-term incentives and the timing of annual equity grants for our executive officers to align with the beginning of our fiscal year each year. As a result, subsequent to the annual equity awards granted to executive officers in May 2020 (in fiscal 2020), no annual equity awards were granted to executive officers until July 2021 (in fiscal 2022). Accordingly, our Named Executive Officers, with the exception of Mr. Clayton, were not awarded long-term incentives during fiscal 2021. As a new hire, Mr. Clayton was awarded an initial restricted stock unit (RSU) grant in connection with his appointment as our Chief Revenue Officer effective September 8, 2020.

During fiscal 2021, our Compensation Committee approved base salary increases for our executives between 5.2% and 16.7%, with such changes effective as of January 1, 2021 for all Named Executive Officers except Ms. Bora Chung who had received a promotional increase effective September 8, 2020. Cash bonus payments for fiscal 2021 were determined primarily based on our performance against pre-established targets for our key growth metric, Core Revenue. In July 2021, based on our actual performance for the year far exceeding our targets, our Compensation Committee approved cash bonus payments equal to 150% of target bonuses, subject to adjustment up or down by a maximum of 20% based on an evaluation of each executive’s individual performance during the year.

Fiscal 2020 Annual Meeting and Stockholder Engagement

Prior to fiscal 2021, we were an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended. As permitted by the scaled disclosure requirements for emerging growth companies, we provided limited discussion of the fiscal 2020 compensation decisions for executive officers in our 2020 proxy statement; in addition, as an “emerging growth company” we were not required to hold a non-binding, stockholder advisory vote on the compensation of our Named Executive Officers (a “Say-on-Pay” vote). As described elsewhere in this Proxy Statement, we will hold our first Say-on-Pay vote at the Annual Meeting.

At our 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”), Peter Kight, our Lead Independent Director and a member of our Compensation Committee, received 58% support for his reelection to our Board of Directors. Prior to the 2020 Annual Meeting, we learned that Institutional Shareholder Services, Inc., an influential proxy advisory firm, had recommended a “withhold” vote for Mr. Kight due to concerns regarding our executive compensation program and related disclosures.

Following our 2020 Annual Meeting, and in recognition of the need to better understand the views of our stockholders, our Compensation Committee directed our senior management to conduct a comprehensive stockholder outreach program to learn more about our stockholders’ opinions and to identify possible areas for improvement and enhancement within our executive compensation program. In Autumn 2021, our Chief Financial Officer and our Head of Investor Relations reached out to our largest stockholders representing, in the aggregate, approximately 45% of our issued and outstanding common stock to discuss the results of our 2020 Annual Meeting and our executive compensation program, as well as our corporate environmental, social and governance practices.

Upon the completion of our stockholder outreach program, our senior management discussed the feedback received from our stockholders with our Compensation Committee. In addition, our Compensation Committee obtained observations, recommendations and other advice on potential enhancements to the disclosure about our executive compensation program from its compensation consultant, Compensia. Through these discussions, we identified that our stockholders desire increased transparency and disclosure regarding our executive compensation decisions.

As permitted by the scaled disclosure requirements for emerging growth companies, we provided limited discussion of the fiscal 2020 compensation decisions for our CEO, René Lacerte, in our 2020 proxy statement. Mr. Lacerte’s fiscal 2020 compensation was comprised primarily of long-term equity awards, which included the grant of 160,000 RSUs and 95,000 stock options with an exercise price of $69.67 per share. The grant date “fair value” of these equity awards, which were granted on May 28, 2020, as reported in the Fiscal 2020 Summary Compensation Table contained in our definitive proxy statement for the 2020 Annual Meeting, was approximately $16.8 million.

Our Compensation Committee finalized its pay decisions in the context of an exceptionally strong financial year for our Company. This included a successful IPO, a significant increase in the trading price for our common stock from $22.00 per share in December 2019 to an intraday high of $97.84 per share on May 8, 2020, and 59% growth in Core Revenue for fiscal 2020. In fiscal 2020, the Company exceeded the revenue and profit targets set by the Board of Directors and the expectations of stock analysts, our revenue growth rate and stock performance exceeded almost all of the companies in the Company’s compensation peer group for fiscal 2020 and our stock performance ranked in the 10% of our peer group in fiscal 2020. In light of this performance, our Compensation Committee determined that it was appropriate to recognize Mr. Lacerte’s performance, as our Founder and CEO, with target total direct compensation that was in the top quartile of the peer group.

In addition to considering our performance and Mr. Lacerte’s individual contributions and performance, in determining the size of Mr. Lacerte’s equity award our Compensation Committee also took into account the significant volatility in the price of our common stock. Notably, during the fourth quarter of fiscal 2020 the closing price of our common stock ranged from a low of $27.53 to a high of $87.88 per share. To account for this price volatility, in finalizing the pay decisions for our CEO and other Named Executive Officers, based on the recommendation of our independent executive compensation consultant our Compensation Committee utilized a 60-day average trading price of $50 per share to set the value of each RSU award, and calculated a 40% value for the stock options using a Black-Scholes valuation model. On this basis, our Compensation Committee estimated the target value of Mr. Lacerte’s fiscal 2020 equity awards to be approximately $11.9 million, which, of note, was lower than the grant date “fair value” of the awards.

In fiscal 2020 our Compensation Committee determined that the target value of the mix of their long-term equity awards for our CEO and other Named Executive Officers should consist of approximately 80% in RSUs with time-based vesting and 20% in stock options with time-based vesting. The decision to emphasize RSUs as the predominant component of our long-term incentive compensation program was consistent with peer group practice and enabled our Compensation Committee to deemphasize stock options at a time of substantial volatility in the marketplace and the price of our common stock in part due to the onset of the Covid-19 pandemic. Our Compensation Committee is currently reviewing its approach to long- term incentive compensation and expects to introduce performance-based equity awards as a component of our executive compensation program in the future.

Our Compensation Committee reviews our compensation philosophy, compensation peer group, and competitive pay levels on an annual basis with input of an independent compensation consultant. In addition, our Compensation Committee will continue to determine the compensation of Mr. Lacerte with reference to the compensation data drawn from the peer group as well as our Company’s performance, our performance relative to our peer group, and Mr. Lacerte’s individual contributions and performance as our CEO.

We value the input of our stockholders, and our Compensation Committee will consider the results of our initial and future Say-on-Pay votes, as well as feedback received throughout the year from our stockholders, when determining the compensation of our Named Executive Officers. In addition, we are actively engaged in reviewing and enhancing our corporate environmental, social and governance policies and practices to align with “best practice” for a rapidly growing public software company.

Compensation Philosophy and Objectives

Our compensation philosophy and programs are designed to attract, retain and motivate talented executives who will help us realize our vision of becoming the leading one-stop solution that helps millions of businesses around the world manage their financial operations. Compensation objectives include:

•	Attracting, retaining and motivating top talent that can compete and maintain global leadership;

•	Aligning the interests of our executives with those of our stockholders; and

•	Providing a strong incentive for executives to work toward the achievement of our goals, including sustained stockholder value creation.

We seek to achieve these objectives by providing compensation that is competitive with the practices of companies in our peer group and market for executive talent in our geography, with individual pay decisions approved in the context of both Company and individual performance. In addition to our peer group, we compete with much larger technology and other high-growth software and fintech companies for world class talent.

In addition, the Compensation Committee seeks to ensure that we maintain sound governance and compensation policies and practices. In designing and overseeing our executive compensation program, we strive to employ best practices and regularly assess our policies and practices.

What we do

•

We emphasize a strong pay-for-performance culture through rigorous annual incentive plan goals and by delivering a substantial portion of total compensation for our Named Executive Officers in the form of long-term equity awards.

•

We maintain and annually adjust a group of peer companies, which we use as a benchmark for all compensation decisions for our executives. The peer group is selected to include public companies that have a similar revenue and market capitalization. We compete with these companies for executive talent as well as larger technology companies.

•

Our compensation committee directly engages an independent compensation consultant, Compensia, to provide analysis for all aspects of our executive compensation decisions and guidance on other executive compensation matters independent of management.

•	Accelerated vesting of equity awards held by our Named Executive Officers requires both a change in control of the Company plus a qualifying termination of employment.

•	We maintain stock ownership guidelines for our Chief Executive Officer, our other executive officers and the non-employee members of our Board of Directors.

•

Our executive officers are subject to a compensation recovery “clawback” policy that provides for the recovery of incentive-based compensation under certain circumstances in the event we restate our financial statements.

What we do not do

•	We do not provide guaranteed bonuses to our executive officers.

•	We do not provide perquisites or personal benefits to our executives.

•	We do not provide any excise tax reimbursement payments (including “gross-ups”) with respect to payments or benefits contingent upon a change in control of our Company.

•	We do not offer pension arrangements, or nonqualified deferred compensation plans or arrangements to our executive officers, other than our 401(k) plan, which is open to all U.S salaried employees.

•	Our Named Executive Officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

•

We prohibit our Named Executive Officers, the members of our Board of Directors and other employees from hedging or similar transactions designed to decrease risks associated with holding our equity securities.

Executive Compensation Program Design

Our Compensation Committee believes that executive compensation should be competitive with market practice and linked to our overall company performance and stockholder returns. Our Compensation Committee evaluates our compensation philosophy and executive compensation program annually to ensure that our programs remain competitive relative to our market for executive talent and aligned with our strategic objectives. By delivering compensation in a mix of fixed and variable pay, including long-term vesting equity awards, we seek to align the incentives of our Named Executive Officers with achievement of long-term business objectives and financial performance that drives sustained shareholder value creation.

To support our long-term objectives and reinforce a strong pay-for-performance culture, a majority of total direct compensation for our Named Executive Officers is awarded in the form of equity. We have historically granted long-term incentive value in a mix of time vesting stock options and RSUs. Our Compensation Committee believes that this combination of equity effectively supports both motivational and retention objectives of our compensation philosophy, with stock options offering a strong pay-for-performance profile for a newly public and high growth software company. As described above, our Compensation Committee is currently evaluating alternative approaches to long-term equity incentives, including performance-based awards in particular, as a component of compensation for our Named Executive Officers.

We also offer executives standard health and welfare benefits to our Named Executive Officers that are generally available to our other employees, including medical, dental, vision, life and disability insurance and 401(k) plans.

To assess the competitiveness of our total direct compensation, our Compensation Committee considers the total direct compensation among companies in our compensation peer group and benchmarking information provided by Compensia. Our Compensation Committee does not specifically benchmark the compensation of any individual to a precise percentile, and does not have a set formula for determining the relationship between either cash and equity compensation or fixed and variable or at risk compensation.

The material elements of our executive compensation program are:

Compensation Element	Overview	Purpose

Base Salary	Base salaries provide a fixed level of compensation tied to competitive market practice among peers and comparable software companies	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance.
Cash Annual Incentive	The determination of cash annual incentives for executives reflects achievement of annual goals tied to Core Revenue (one of our key revenue metrics)	Designed to motivate our executives to achieve annual business objectives and provide financial incentives when we meet or exceed these annual objectives.
Long-Term Incentive Equity

Executives have historically been eligible for a mix of time-vesting stock options and RSUs

No annual long-term incentive awards were granted in fiscal 2021 due to the change in grant timing from May 2020 to July of each year)

Designed to align the interests of our executives and stockholders by motivating executives to create sustainable long-term stockholder value.
Benefits	We offer competitive health and welfare benefits, as well as participation in an employee stock purchase and other employee benefit plans.	Designed to align with competitive norms for comparable companies

Adjustments to a Named Executive Officer’s compensation made in connection with our Compensation Committee’s annual review generally occur in the first quarter of our fiscal year. For fiscal 2021, adjustments to cash compensation were effective as of July 21, 2021. During fiscal 2020, we granted annual equity awards to our Named Executive Officers in May 2020. Our Compensation Committee determined to change the cadence for decision making for long-term incentives and timing of annual equity grants for our executive officers to the first quarter of each fiscal year. As a result, our Named Executive Officers were awarded annual equity grants in July 2021(in fiscal 2022), and there are no annual equity grants reported in the Fiscal 2021 Summary Compensation Table.

Compensation Decision-Making Process

Determination of Compensation Awards

In setting the compensation of our Named Executive Officers, our Compensation Committee uses a balanced approach that does not use rigid percentiles to target pay levels for each compensation element. Our Compensation Committee considers the market range of each executive role with opportunities for above median compensation driven by both company performance and considerations specific to each Named Executive Officer. For fiscal 2021, our Compensation Committee considered the following factors in determining the compensation of our Named Executive Officers:

•	market data, including practices among companies in our compensation peer group;

•	each executive officer’s scope of responsibilities;

•	each executive officer’s tenure, skills and experience;

•	internal pay equity across the executive management team;

•	our overall performance, taking into consideration performance versus internal plans and industry peers;

•	the recommendations of our Chief Executive Officer (except with respect to his own compensation); and

•	general market conditions.

Our Compensation Committee does not assign relative weights or rankings to any of these factors and does not solely use any quantitative formula, target percentile or multiple for establishing compensation among the executive officers or in relation to the competitive market data.

Role of the Committee

The Compensation Committee is responsible for overseeing our executive compensation program and all related policies and practices. The Compensation Committee operates pursuant to a formal written charter approved by our Board of Directors, which is available on our website at https://investor.Bill.com/.

At least annually, the Compensation Committee reviews our executive compensation program and formulates recommendations of the various elements of our Named Executive Officers’ compensation, with input from our Board of Directors, as well as any employment arrangements with our Named Executive Officers. The Compensation Committee is responsible for taking action with respect to compensation that will attract and retain talented executives and support our long-term stockholder value creation with an effective pay-for-performance approach.

The Compensation Committee meets regularly during the fiscal year both with and without the presence of our

Chief Executive Officer and other Named Executive Officers. The Compensation Committee also discusses compensation issues with our Chief Executive Officer (except with respect to his own compensation) and other members of the Board of Directors between its formal meetings.

Role of Management

The compensation of our Named Executive Officers is determined by the Compensation Committee. In discharging its responsibilities, the Compensation Committee also works with members of our management, including our Chief Executive Officer and senior Human Resources and Legal executives. Our management assists the Compensation Committee by providing information on corporate and individual performance, competitive market data, and management’s perspective and recommendations on compensation matters.

Members of management, including our Chief Executive Officer, regularly participate in Compensation Committee meetings to provide input on our compensation philosophy and objectives. Our Chief Executive Officer discusses with the Compensation Committee the compensation and performance of all executive officers, other than himself. Our Chief Executive Officer bases his recommendations in part upon his review of the performance of our executive officers. The Compensation Committee reviews and discusses these recommendations and proposals with our Chief Executive Officer and uses them as one factor in determining and approving the compensation for our executive officers. None of our executives attends any portion of Compensation Committee meetings at which his or her compensation is discussed.

Role of the Consultant

The Compensation Committee may engage the services of outside advisors, experts and others to assist the Compensation Committee. During fiscal 2021, the Compensation Committee retained the services of Compensia as independent executive compensation consultant to advise the Compensation Committee on compensation matters related to the executive and director compensation programs. In fiscal 2021, Compensia provided the following support:

•	assisted in the review and updating of our compensation peer group;

•	analyzed the executive compensation levels and practices of the companies in our compensation peer group;

•	provided advice with respect to compensation best practices and market trends for Named Executive Officers and directors;

•	assisted with the design of the short-term and long-term incentive compensation plans for our Named Executive Officers and other executives; and,

•	provided ad hoc advice and support throughout the year.

Compensia reported to and worked for the Compensation Committee. In fiscal 2021, Compensia did not provide any services to us other than the services provided to our Compensation Committee. Our Compensation Committee has assessed the independence of Compensia in fiscal 2021 taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the NYSE, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for our Compensation Committee.

Role of Competitive Market Data

As part of its annual compensation review process, the Compensation Committee generally reviews competitive market data for positions comparable to those of our Named Executive Officers and other key executives.

In April 2020, the Compensation Committee, with the assistance of Compensia, reviewed our executive compensation peer group. The executive compensation peer group approved by the Compensation Committee to support fiscal 2021 pay decisions was comprised of direct competitors and cloud software companies. Additional factors that were considered in identifying peers included:

•	revenue less than approximately $400 million and a preference for strong revenue growth;

•	a market capitalization between $750 million and $12 billion; and

•	headquarters in the United States, with consideration given to San Francisco Bay Area companies in the overall peer group.

For fiscal 2021, the Compensation Committee reviewed market data from the following compensation peer group:

• Anaplan • AppFolio • Avalara • BlackLine • Coupa Software • Elastic N.V. • Everbridge • Five9 • PROS Holdings • Q2 Holdings	• Qualys • Rapid7 • SailPoint Technologies • Smartsheet • SPS Commerce • SVMK • Workiva • Yext • Zscaler • Zuora

The Compensation Committee evaluates the peer group annually and modifies the peer group as needed. Given that not all of the peer group companies report data for a position comparable to each of our executive officers, the Compensation Committee also reviewed market data from the Radford Global Technology survey. Our Compensation Committee utilizes market data as one reference point along with various other factors, such as the individual’s performance, experience, and competitive market conditions in making compensation decisions.

Principal Elements of Compensation

Base Salary

Base salary is the primary fixed component of our executive compensation program. Base salaries for our executive officers are generally reviewed annually in July of each year. In light of uncertainty of the impact of COVID-19 on our business, we decided to delay increases in base salary for our executive officers for fiscal 2021 from July 2020 to January 2021. Changes in base salary during fiscal 2021 were effective as of January 1, 2021 for all the Named Executive Officers except for Ms. Bora Chung who had received a promotional increase effective September 8, 2020. In fiscal 2020 and 2021, the base compensation for our Named Executive Officers was as follows:

Name	Base Salary Rate as of July 1, 2020	Base Salary Rate effective January 1, 2021	% Change
René Lacerte	$425,000	$460,000	8.2%
John Rettig	$350,000	$390,000	11.4%
Raj Aji	$290,000	$305,000	5.2%
Bora Chung	$300,000	$350,000	16.7%
Tom Clayton(1)	n/a	$375,000	n/a

(1)	Mr. Clayton’s base salary was established in connection with this appointment as our Chief Revenue Officer on September 8, 2020.

Base salary adjustments were made with reference to competitive market data and additional considerations described above, including the scope of role and individual performance of our Named Executive Officers. Base salary adjustments were generally intended to increase alignment with the 50th percentile of market for each Named Executive Officer, reflecting our strong performance and changes in our overall compensation framework through our transition from a private to publicly traded company.

Cash Bonus Compensation

We use performance-based annual cash bonus opportunities to motivate our executive officers, including our Named Executive Officers, to achieve our annual financial, operational, and strategic business objectives. Under the Fiscal 2021 Bonus Program, our Named Executive Officers were eligible to earn annual cash bonuses based on our achievement of corporate financial goals, as described in detail below.

Target Annual Cash Bonus Opportunities

For purposes of the Fiscal 2021 Bonus Program, our Compensation Committee determined the target annual cash bonus opportunities of our Named Executive Officers expressed as a percentage of their annual base salary. On November 16, 2020, the Compensation Committee set the target annual cash bonus opportunities for our Named Executive Officers for purposes of the Fiscal 2021 Bonus Program. The target annual cash bonus opportunities of our Named Executive Officers for fiscal 2021 and 2020 were as follows:

Name	2020 Target Bonus (% of Base)	2021 Target Bonus (% of Base)
René Lacerte	100%	100%
John Rettig	71%	75%
Rajesh Aji	26%	45%
Bora Chung	33%	55%
Thomas Clayton	n/a	100%

The actual fiscal 2021 cash bonus for each executive was determined based on the executive’s base salary as of fiscal year end, although Mr. Thomas Clayton’s bonus was prorated to take into account his mid-year hire date and Ms. Bora Chung’s bonus was prorated to take into account her mid-year promotion in addition to company and individual performance for the year.

Performance Measurement

For purposes of the fiscal 2021 bonus, the Compensation Committee selected Core Revenue (which represents subscription and transaction fees, and is calculated as our total revenue for the fiscal year, less interest earned on funds held for customers) as the primary corporate performance measure for purposes of executive compensation. The Compensation Committee believed that this measure was the most appropriate performance metric to use because, in its view, it is the best indicator of our successful execution of our annual operating plan and tracked to the key revenue metrics that we report to the public each quarter on our business progress.

The bonus for each Named Executive Officer is based on our level of achievement, relative to pre-established threshold, target and maximum levels, approved by the Compensation Committee in July 2021.

	Threshold	Target	Maximum
Fiscal 2021 Core Revenue (in millions)	$167.7	$186.4	$205.0
Payout Percent of Target	50%	100%	150%

Following the Compensation Committee’s evaluation of corporate financial performance, each Named Executive Officers calculated bonus may be adjusted up or down by a maximum of 20% based on an evaluation of each executive’s individual performance during the year.

Fiscal 2021 Bonus Decisions

In July 2021, the Compensation Committee determined that our actual fiscal 2021 Core Revenue was $221.9 million, which significantly exceeded our maximum target. (Divvy interchange revenue was excluded from the calculation of Core Revenue for purposes of the fiscal 2021 bonus determinations). Based on these results, our Compensation Committee approved payment at 150% of target for bonus each of our Named Executive Officers. An individual performance modifier was also applied to each of the following Named Executive Officers: Mr. John Rettig’s bonus was increased by +20%; Ms. Bora Chung’s bonus was increased by +5%; and Mr. Raj Aji’s bonus was increased by +5%.

Equity Compensation

We grant annual long-term incentive equity awards with multi-year vesting requirements to incentivize and reward our Named Executive Officers for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our Named Executive Officers with those of our stockholders.

Time vesting RSUs and stock options have historically represented the majority of the compensation awarded to our Named Executive Officers. Stock options and RSUs are granted subject to vesting 1/4th after four quarters and 1/16th in 12 quarterly installments thereafter, for a total four-year vesting time horizon.

During fiscal 2020, we granted annual equity awards to our Named Executive Officers in May 2020 with the exception of Mr. Clayton who was hired in September 2020. In the summer of 2021, we changed the cadence of decision making for long-term incentives and the timing of annual equity grants for our executive officers to align with the beginning of our fiscal year each year. As a result, subsequent to the annual equity awards granted to executive officers in May 2020 (in fiscal 2020), no annual equity awards were granted to executive officers until July 2021 (in fiscal 2022 ). Accordingly, our Named Executive Officers, with the exception of Mr. Clayton, were not awarded long-term incentives during fiscal 2021, and no annual equity grants are reported in the Fiscal 2021 Summary Compensation Table below.

Mr. Clayton’s new hire equity grant consisted of 51,504 RSUs and 32,190 stock options with an exercise price equal to $97.54. The grant date fair value of Mr. Clayton’s initial equity was $7,271,528. This compensation was determined with consideration given to Mr. Clayton’s qualification and experience as well as market data among companies in our compensation peer group and a broader sample of recently hired chief revenue officers among similarly situated software companies.

Going forward, our Compensation Committee intends to grant equity to Named Executive Officers annually in the first quarter of each fiscal year. In July 2021, the Compensation Committee approved annual grants of equity to our Named Executive Officers in a mix of time vesting RSUs and stock options. As described above, the Compensation Committee is currently evaluating alternative approaches to long-term equity incentives, including performance-based awards in particular, that would be granted as a component of our Named Executive Officers’ compensation in the future.

Additional Information

Offer Letters

We have entered into offer letters with each of our Named Executive Officers. Each of these offer letters provide for at-will employment and generally include the Named Executive Officer’s initial base salary and an indication of eligibility for an annual cash incentive award opportunity. In addition, each of our Named Executive Officers is eligible to participate in our annual performance bonus plan and employee benefit plans, including health insurance, that we offer to our employees. In addition, each of our Named Executive Officers has executed a form of our standard confidential information, invention assignment agreement and indemnification agreement. Any potential payments and benefits due upon a termination of employment or a change of control of us are further described below in “—Potential Payments upon Termination or Change of Control.”

Post-Employment Compensation Arrangements

We have entered into change in control and severance agreements with each of our executive officers, as further described below under “- Potential Payments upon Termination or Change in Control.”

The benefits under the change in control and severance agreements supersede all other cash severance and vesting acceleration arrangements. For detailed descriptions of the post-employment compensation arrangements we maintain with our Named Executive Officers as well as an estimate of the potential payments and benefits payable under these arrangements, see “Potential Payments upon Termination or Change in Control” below.

Stock Ownership Guidelines

To further align the interests of our executive officers with those of our stockholders and to promote a long-term perspective in managing our Company, in October 2021, we adopted a stock ownership policy for our Chief Executive Officer, Chief Financial Officer and other executive officers (as defined in Rule 16a-1(f) promulgated under the Exchange Act), including each of our Named Executive Officers. Our stock ownership policy requires each executive officer to acquire and hold a number of shares of our common stock equal in value to a multiple of such executive officer’s annual base salary, in each case, until he or she ceases to be an executive officer. The multiple for our Chief Executive Officer is five times his annual base salary, the multiple for our Chief Financial Officer is three times his annual base salary, and the multiple for our other executive officers is two times his or her annual base salary. For purposes of our stock ownership policy, we only count directly and beneficially owned shares, including shares purchased through our ESPP or 401(k) Plan, if applicable, shares underlying vested RSUs that are held or deferred, shares received on exercise of stock options and shares held in trust. Each executive officer has until the last day of our fiscal year that includes the fifth anniversary of the later of his or her designation as an executive officer and the effective date of the policy to obtain the required ownership level. The Compensation Committee may make exceptions in situations where the stock ownership policy would cause a severe hardship.

Compensation Recovery “Clawback” Policy

In October 2021, our Board of Directors adopted a policy that provides for the recovery of all or any portion of an executive officer’s incentive-based compensation in the event that we restate our financial results and such executive officer’s fraud or intentional misconduct contributed to the need for such restatement, and the compensation earned by such executive officer exceeds what could have been earned by such executive officer based on the restated financial results, in all cases as determined by our Compensation Committee. The policy applies to our Chief Executive Officer, Chief Financial Officer and other executive officers (as defined in Rule 16a-1(f) promulgated under the Exchange Act), including each of our Named Executive Officers. The recovery period extends up to three years prior to the date of the restatement, with respect to incentive-based compensation granted or received after the effective date of the policy.

Anti-hedging Policy

Under our Insider Trading Policy, we prohibit our employees, including our Named Executive Officers, and Board members, from hedging the risk associated with ownership of shares of Bill.com common stock and other securities.

Anti-pledging Policy

Under our Insider Trading Policy, we prohibit our employees, including our Named Executive Officers, and Board members from pledging any Bill.com securities as collateral for a loan, except as specifically approved by our General Counsel.

Employee Benefits and Perquisites

Our Named Executive Officers are eligible to receive the same employee benefits that are generally available to all of our full-time employees, subject to the satisfaction of certain eligibility requirements. This includes medical, dental, and vision benefits, flexible spending accounts, short-term and long-term disability insurance, life insurance, and accidental death and dismemberment insurance. Our employee benefits programs are designed to be affordable and competitive to the market in which we compete for talent.

Tax and Accounting Treatment of Compensation

Tax and Accounting Considerations

Our Compensation Committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, limits the amount that we may deduct from our federal income taxes for remuneration paid to our named executive officers (other than our Chief Financial Officer) to $1 million dollars per executive officer per year. “Grandfather” provisions of the Code provide exceptions from this deduction limitation and may apply to certain compensation arrangements, including certain grants of stock options and certain restricted stock units, that were entered into before the Company was publicly traded and through November 2, 2017. Except for compensation attributable to the exercise of most options granted prior to November 2, 2017 under the “grandfather provisions,” compensation in excess of $1 million will likely not be deductible.

No Tax Reimbursement of Parachute Payments and Deferred Compensation

We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during 2020, and we have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Accounting Treatment

We account for stock compensation in accordance with the authoritative guidance set forth in FASB ASC Topic 718, which requires companies to measure and recognize the compensation expense for all share-based awards made to employees and directors over the period during which the award recipient is required to perform services in exchange for the award. We determine both the grant date fair value and the service period based on applicable accounting standards. This calculation is performed for accounting purposes and reported in the compensation tables included in this proxy statement.

401(k) Plan

We sponsor a retirement plan intended to qualify for favorable tax treatment under Section 401(a) of the Code, containing a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. With certain exceptions, all employees who have attained at least 21 years of age are eligible to participate in the plan on the first day of the month occurring after the employee satisfies the eligibility requirements. Participants may make pre-tax contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit on contributions under the Code. Participant contributions are held in trust as required by law. No minimum benefit is provided under the plan. An employee’s interest in his or her deferrals contributions is 100% vested when contributed. We may make discretionary matching contributions, which contributions will be subject to vesting conditions.

Limitations on Liability and Indemnification Matters

Our restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law, or DGCL. Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

Our restated certificate of incorporation and our restated bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the DGCL and allow us to indemnify other employees and agents as set forth in the DGCL. Subject to certain limitations, our restated bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted, subject to very limited exceptions.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers, and certain of our other employees. These agreements, among other things, require us to indemnify our directors, officers, and key employees for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts actually and reasonably incurred by these individuals in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which these individuals provide services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers, and key employees for the defense of any action for which indemnification is required or permitted.

We believe that these provisions of our restated certificate of incorporation, restated bylaws, and indemnification agreements are necessary to attract and retain qualified directors, officers, and key employees. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our restated certificate of incorporation and restated bylaws or in these indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and officers for breaches of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Rule 10b5-1 Sales Plans

Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in specified circumstances.

Compensation Committee Report

This report of the Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with the Company’s management. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for its fiscal year ended June 30, 2021.

Submitted by the Compensation Committee

Brian Jacobs, Chairperson

Peter Kight

Allison Mnookin

Steve Fisher

Fiscal 2021 Summary Compensation Table

The following table provides information concerning compensation awarded to, earned by or paid to each of our Named Executive Officers for all services rendered in all capacities during fiscal 2020 and 2021:

Name and Principal Position	Fiscal Year		Salary		Bonus		Stock Awards ($) (1)		Option Awards ($) (1)		Non-Equity Incentive Plan (2)		All Other Compensation	Total
René Lacerte	2021		$444,500		$0		$0		$0		$759,000		$0	$1,203,500
Chief Executive Officer	2020		$402,083		$0		$11,099,200		$5,180,573		$534,119		$0	$17,215,975
	2019		$350,000		$10,000				$4,814,801		$231,763		$0	$5,406,564
John Rettig	2021		$372,000		$0		$0		$0		$526,500		$0	$898,500
Chief Financial Officer and EVP, Finance and Operations	2020		$338,545		$0		$4,162,200		$1,908,633		$342,750		$0	$6,752,128
	2019		$300,000		$54,024	(9)			$2,212,485		$161,830		$0	$2,734,319
Rajesh Aji	2021		$299,496		$0		$0		$0		$216,169			$515,665
General Counsel and Compliance Officer
Bora Chung	2021		$339,500		$0		$0		$0		$276,372		$0	$615,872
Chief Experience Officer	2020		$300,000		$0		$1,734,250		$817,986		$125,675		$0	$2,977,911
	2019	(3)	$154,247	(4)	$25,000	(5)			$1,988,114		$62,735		$0	$2,230,096
Thomas Clayton	2021		$307,398	(6)	$0		$5,023,700	(7)	$2,247,828	(8)	$317,407	(10)	$0	$7,896,333
Chief Revenue Officer

(1)

Amounts represent the aggregate grant date fair value of the RSUs and stock options awarded to the Named Executive Officer during fiscal 2020 and 2021, as applicable, in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 11 of the notes to our consolidated financial statements included in our annual report on Form 10-K for the year ended June 30, 2021. Such grant-date fair market value does not take into account any forfeitures related to service-based vesting conditions that may occur. Note that the amounts reported in this column reflect the accounting cost for these RSUs and stock options and do not correspond to the actual economic value that may be received by our named executive officers from the RSUs and stock options.

(2)

The amounts reported represent payments made under our 2020 Executive Bonus Plan in respect of service in fiscal 2020, and under our 2021 Executive Bonus Plan in respect of service in fiscal 2021 as described below in “Fiscal 2021 Grants of Plan- Based Awards Table—Estimated Future Payouts Under Non-Equity Incentive Plan Awards.”

(3)

Ms. Chung commenced employment with us in December 2018 and therefore her base salary and non-equity incentive plan compensation set forth in the table above reflect amounts actually paid with respect to the portion of fiscal 2019 in which she was employed with us.

(4)	Ms. Chung commenced employment with us in December 2018 at an initial base salary of $275,000.
(5)	This amount represents a cash sign-on bonus.
(6)	Mr. Clayton commenced employment with us in September 2020 at an initial base salary of $375,000.
(7)	The amounts reported represent the New Hire Stock Award Mr. Clayton had received.
(8)	The amounts reported represent the New Hire Stock Option Award Mr. Clayton had received.
(9)

This amount represents (i) a $10,000 spot bonus paid in August 2018, (ii) a $3,000 spot bonus paid in November 2018, (iii) a $40,000 spot bonus paid in February 2019 and (iv) a $1,024 bonus for five years of service paid in June 2019.

(10)	Mr. Clayton’s bonus payout is on a quarterly basis instead of annually.

Aside from Mr. Clayton’s new hire equity awards, none of our other Named Executive Officers received any equity awards in fiscal 2021 due to the change in our annual grant cadence to align with the beginning of our fiscal year; all Named Executive Officers received annual grants in July of 2021, the first month of fiscal 2022

Fiscal 2021 Grants of Plan- Based Awards Table

The following table provides information concerning each grant of an award made in 2021 for each of our Named Executive Officers under any plan. This information supplements the information about these awards set forth in the “Fiscal 2021 Summary Compensation Table” above.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Type of Award	Grant Date	Approval Date	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Stock Awards: Number of Shares of Stock Options		Exercise Price	Grant Date Fair Value of Stock and Option Awards
René Lacerte	Cash	—	—	$230,000	$460,000	$828,000	—		—		—	—
	RSU	—	—	—	—	—	—		—		—	—
	Stock Option	—	—	—	—	—	—		—		—	—
John Rettig	Cash	—	—	$146,250	$292,500	$526,500	—		—		—	—
	RSU	—	—	—	—	—	—		—		—	—
	Stock Option	—	—	—	—	—	—		—		—	—
Rajesh Aji	Cash	—	—	$68,625	$137,250	$247,050	—		—		—	—
	RSU	—	—	—	—	—	—		—		—	—
	Stock Option	—	—	—	—	—	—		—		—	—
Bora Chung	Cash	—	—	$96,250	$192,500	$346,500	—		—		—	—
	RSU	—	—	—	—	—	—		—		—	—
	Stock Option	—	—	—	—	—	—		—		—	—
Thomas Clayton	Cash	—	—	$187,500	$375,000	$675,000	—		—		—	—
	RSU	9/28/2020	—	—	—	—	51,504	(2)	—		$0.00	$5,023,700
	Stock Option	9/28/2020	—	—	—	—	—		32,190	(3)	$97.54	$2,247,828

(1)

The amounts reported reflect the threshold, target and maximum performance-based cash incentive compensation amounts that could have been paid for fiscal 2021 under the 2021 Executive Bonus Program for the Named Executive Officers. The types and weighting of the performance measures under that program are described in the CD&A section of this proxy statement.

(2)

The RSU award vests at a rate of 1/4 of the shares of our common stock underlying each award on the one year anniversary of the November 28, 2020 vesting commencement date and an additional 1/16th of the shares of our common stock underlying each award quarterly thereafter.

(3)

The stock option vests at a rate of 1/4 of the shares of our common stock underlying the stock options on the one year anniversary of the November 28, 2020 vesting commencement date and an additional 1/16th of the shares of our common stock underlying the stock option quarterly thereafter.

Aside from Mr. Clayton’s new hire equity awards, none of our other Named Executive Officers received any equity awards in fiscal 2021 due to the change in our grant cadence to align with the beginning of our fiscal year; all Named Executive Officers received annual grants in July 2021, the first month of fiscal 2022.

Outstanding Equity Awards at Fiscal Year-End Table

The following table presents, for each of the Named Executive Officers, information regarding outstanding stock options and RSUs held as of June 30, 2021. The equity awards listed below are subject to acceleration upon certain specified events; for more information, see “—Potential Payments upon Termination or Change in Control” below.

	Option Awards (1)						Stock Awards
			Number of Securities Underlying Unexercised Options				Number of Shares or units of Stock That have not Vested	Market Value of Shares or Units of Stock that have not Vested
Name	Grant Date		Exercisable	Unexercisable	Exercise Price	Expiration Date
René Lacerte	2/4/2015	(2)	17,500	—	$2.38	2/3/2025	—	—
	8/2/2018	(3)	227,602	109,376	$5.26	8/1/2028	—	—
	2/13/2019	(4)	481,251	318,749	$8.76	2/12/2029	—	—
	5/28/2020	(5)	23,750	71,250	$69.37	5/27/2030	—	—
	5/28/2020	(6)	—	—	—	—	120,000	$21,981,600
John Rettig	8/2/2018	(3)	14,655	58,334	$5.26	8/1/2028	—	—
	2/13/2019	(7)	36,460	65,620	$8.76	2/12/2029	—	—
	2/13/2019	(4)	21,999	75,001	$8.76	2/12/2029	—	—
	5/28/2020	(5)	6,750	26,250	$69.37	5/27/2030	—	—
	5/28/2020	(6)	—	—	—	—	45,000	$8,243,100
Rajesh Aji	8/2/2018	(3)	3,125	7,292	$5.26	8/1/2028	—	—
	5/15/2019	(9)	—	35,928	$11.20	5/14/2029	—	—
	5/28/2020	(5)	967	7,500	$69.37	5/27/2030	—	—
	5/28/2020	(6)	—	—	—	—	11,250	$2,060,775
Bora Chung	2/13/2019	(8)	14,632	140,625	$8.76	2/12/2029	—	—
	5/15/2019	(9)	2,856	23,959	$11.20	5/14/2029	—	—
	5/28/2020	(5)	2,500	11,250	$69.37	5/27/2030	—	—
	5/28/2020	(6)	—	—	—	—	18,750	$3,434,625
Thomas Clayton	9/28/2020	(10)	—	32,190	$97.54	9/27/2030	—	—
	9/28/2020	(11)	—	—	—	—	51,504	$9,434,503

(1)	All of the outstanding equity awards described in this table were granted under our 2016 Plan, unless otherwise indicated.
(2)	Granted under our 2006 Plan. The stock option is fully vested.
(3)	The stock option vests at a rate of 1/48th of the shares of our common stock underlying the stock option each month following the August 2, 2018 vesting commencement date.
(4)

The stock option vests at a rate of 1/2 of the shares of our common stock underlying the stock option on the two-year anniversary of the December 10, 2018 vesting commencement date and an additional 1/48th of the shares of our common stock underlying the stock option monthly thereafter.

(5)	The stock option vests at a rate of 1/16th of the shares of our common stock underlying the stock option each quarter following the May 28, 2020 vesting commencement date.
(6)	The stock award vests at a rate of 1/16th of the shares of our common stock underlying the award each quarter following the May 28, 2020 vesting commencement date.
(7)	The stock option vests at a rate of 1/48th of the shares of our common stock underlying the stock option each month following the December 10, 2018 vesting commencement date.
(8)

The stock option vests at a rate of 1/4 of the shares of our common stock underlying the stock option on the one year anniversary of the December 10, 2019 vesting commencement date and an additional 1/48th of the shares of our common stock underlying the stock option monthly thereafter.

(9)	The stock option vests at a rate of 1/48th of the shares of our common stock underlying the stock option each month following the May 15, 2019 vesting commencement date.

(10)

The stock option vests at a rate of 1/4 of the shares of our common stock underlying the stock options on the one year anniversary of the November 28, 2020 vesting commencement date and an additional 1/16th of the shares of our common stock underlying the stock option quarterly thereafter.

(11)

The stock award vests at a rate of 1/4 of the shares of our common stock underlying the award on the one year anniversary of the November 28, 2020 vesting commencement date and an additional 1/16th of the shares of our common stock underlying the award quarterly thereafter.

Fiscal 2021 Stock Option Exercises and Stock Vested Table

The following table presents, for each of our Named Executive Officers, the number of shares of our common stock acquired upon the exercise of stock options or vesting and settlement of RSUs during fiscal 2021 and the aggregate value realized upon the exercise of stock options and the vesting and settlement of RSUs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
René Lacerte	258,022	$31,427,504	40,000	$5,332,200
John Rettig	420,238	$47,530,282	15,000	$1,999,575
Rajesh Aji	120,888	$12,165,073	3,750	$499,895
Bora Chung	229,178	$25,435,917	6,250	$833,158
Thomas Clayton	—	$—	—	$—

(1)

The aggregate value realized upon the exercise of a stock option represents the difference between the aggregate market price of the shares of our common stock on the date of exercise and the aggregate exercise price of the stock option. Amounts shown are presented on an aggregate basis for all exercises that occurred during fiscal 2021.

(2)

The aggregate value realized upon the vesting and settlement of an RSU is based on the closing price on NYSE of our common stock on the date prior to the day of vesting. Amounts shown are presented on an aggregate basis for all vesting and settlement that occurred during 2021.

Potential Payments upon Termination or Change in Control

We have entered into change in control and severance agreements, or CIC agreements, with each of our executive officers, including our Named Executive Officers, which provide for the following benefits if the executive is terminated by us without cause (as such term is defined in the change in control and severance agreement) outside of a change in control (as such term is defined in the change in control and severance agreement) in exchange for a customary release of claims: (i) a lump sum severance payment of six months base salary for our executive officers (eighteen months for our Chief Executive Officer and twelve months for our Chief Financial Officer and Chief Revenue Officer), (ii) a lump sum payment equal to the executive officer’s then-current target bonus opportunity on a pro-rated basis, and (iii) payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for the same period of time as the salary severance.

If the executive officer’s employment is terminated by us without cause or by the executive for good reason within the three months preceding a change in control (but after a legally binding and definitive agreement for a potential change of control has been executed) or within the twelve months following a change in control, the change in control and severance agreements provide the following benefits in exchange for a customary release of claims: (i) a lump sum severance payment of twelve months base salary and 100% of target bonus for our executive officers (eighteen months base salary and 150% target bonus for our Chief Executive Officer), (ii) a lump sum payment equal to the executive officer’s then-current target bonus opportunity on a pro-rated basis, (iii) 100% acceleration of any then-unvested equity awards, and (iv) payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for the same period of time as the salary severance. Each CIC agreement is in effect for three years, with automatic renewals unless notice is given by us to the executive officer three months prior to expiration.

We believe that these arrangements are designed to align the interests of our Named Executive Officers and our stockholders when considering our long-term future. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. All payments, benefits and acceleration of vesting of outstanding equity awards in the event of a change in control of Bill.com are payable only if there is a subsequent loss of employment by a Named Executive Officer (a so-called

“doubletrigger” arrangement). The benefits under the change in control and severance agreements supersede all other cash severance and vesting acceleration arrangements.

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of our Named Executive Officers. Except where otherwise noted, payments and benefits are estimated assuming that the triggering event took place on June 30, 2021, and the price per share of our common stock was the closing price on the NYSE as of June 30, 2021, which was $183.18. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

	Qualifying Termination -No Change in Control					Qualifying Termination - Change in Control
Name	Cash Severance(1)		Continuation Of Medical Benefits(2)	Value of Accelerated Vesting	Total	Cash Severance(1)		Bonus Payment ($)	Continuation of Medical Benefits(2)	Value of Accelerated Vesting(3)	Total
René Lacerte	$690,000	(4)	$27,714	—	$717,714	$460,000	(4)	$460,000	$27,714	$105,146,941	$106,094,655
John Rettig	$390,000	(6)	$30,432	—	$420,432	$390,000	(6)	$292,500	$30,432	$46,136,513	$46,849,445
Rajesh Aji	$152,500	(5)	$9,238	—	$161,738	$305,000	(6)	$137,250	$9,238	$10,390,640	$10,842,128
Bora Chung	$175,000	(5)	$7,705	—	$182,705	$350,000	(6)	$192,500	$7,705	$33,363,269	$33,913,473
Thomas Clayton	$375,000	(6)	$18,476	—	$393,476	$375,000	(6)	$375,000	$18,476	$12,191,254	$12,959,730

(1)

The severance amount related to base salary was determined based on the base salaries in effect on June 30, 2021. All CIC agreements noted a prorated portion of bonus based on the then current target bonus opportunity.

(2)	Reflects the estimated cost of COBRA or benefits continuation coverage, as applicable, during the Severance period.
(3)

The value of accelerated vesting is calculated based on the per share closing price on NYSE as of June 30, 2021, which was $183.18, less, if applicable, the aggregate exercise price of each outstanding unvested stock option. Each of the executive’s then outstanding unvested Equity Awards, including awards that would otherwise vest upon satisfaction of performance metrics or other factors other than the continuation of the Executive’s employment with the Company (“Performance-Based Equity Awards”), shall accelerate and become vested and exercisable with respect to 100% of the then-unvested shares subject to all Equity Awards.

(4)	Amount represents 18 months worth of monthly base salary and target bonus opportunity for the portion of the current fiscal year.
(5)	Amount represents 6 months worth of monthly base salary and current target bonus opportunity for the portion of the current fiscal year.
(6)	Amount represents 12 months worth of monthly base salary and current target bonus opportunity for the portion of the current fiscal year.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of June 30, 2021 with respect to compensation plans under which shares of our common stock may be issued.

Plan category	Number of securities to be issued upon exercise of stock options and release of RSUs (#)		Weighted - average exercise price of outstanding options ($)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (#)
	(a)		(b)	(c)
Equity compensation plans approved by security holders(2)	6,471,257		$12.62	10,211,011	(3)
Equity compensation plans not approved by security holders	—	(4)	—	—

Total

(1)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the release of RSUs upon vesting, because RSUs have no exercise price.
(2)	Includes the 2006 Plan, the 2016 Plan and the 2019 Plan and excludes purchase rights accruing under the 2019 Employee Stock Purchase Plan, or 2019 ESPP.
(3)

There are no shares of common stock available for issuance under our 2006 Plan or 2016 Plan, but those plans will continue to govern the terms of stock options and RSUs previously granted thereunder. Any shares of common stock that are subject to outstanding awards under the 2006 Plan or 2016 Plan that are issuable upon the exercise of stock options that expire or become unexercisable for any reason without having been exercised in full will generally be available for future grant and issuance as shares of common stock under our 2019 Plan. In addition, the number of shares reserved for issuance under our 2019 Plan increased automatically by 4,725,178 on July 1, 2021 and will increase automatically on the first day of July of each of 2022 through 2029 by the number of shares equal to 5% of the total issued and outstanding shares of our common stock as of the immediately preceding June 30 or a lower number approved by our Board of Directors. As of June 30, 2021, there were 1,750,531 shares of common stock available for issuance under the 2019 ESPP. The number of shares reserved for issuance under our 2019 ESPP increased automatically by 945,035 on July 1, 2021 and will increase automatically on the first day of July of each year during the term of the 2019 ESPP by the number of shares equal to 1% of the total outstanding shares of our common stock as of the immediately preceding June 30 or a lower number approved by our board of directors.

(4)

Excludes outstanding options to acquire 1,256,328 shares of common stock with a weighted average exercise price of $16.22 that were assumed by Bill.com Holdings, Inc. in connection with the acquisition of DivvyPay, Inc.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed above under “Executive Compensation” and “Board of Directors and Corporate Governance Standards—Our Board of Directors— Non-Employee Director Compensation” respectively, since July 1, 2020, the following are the only transactions or series of similar transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, beneficial holder of more than 5% of our capital stock or any member of their immediate family or any entity affiliated with any of the foregoing persons had or will have a direct or indirect material interest.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our restated bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our restated bylaws also require us to advance expenses incurred by our directors and officers. For more information regarding these agreements, see the section titled “Executive Compensation—Limitation on Liability and Indemnification Matters.”

Review, Approval or Ratification of Transactions with Related Parties

Our related party transactions policy requires that any related party transaction that must be reported under applicable rules of the SEC must be reviewed and approved or ratified by our Audit Committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by our Nominating and Corporate Governance Committee.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of our Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Exchange Act or the Securities Act unless and only to the extent that we specifically incorporate it by reference.

Our Audit Committee has reviewed and discussed with our management and Ernst & Young LLP our audited consolidated financial statements for the year ended June 30, 2021. Our Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) and the U.S. Securities and Exchange Commission, or SEC.

Our Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with our Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from us.

Based on the review and discussions referred to above, our Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2021 for filing with the SEC.

Submitted by the Audit Committee

Steven Cakebread, Chairperson

Allie Kline

Steven Piaker

Colleen Taylor

ADDITIONAL INFORMATION

Stockholder Proposals to be Presented at the Next Annual Meeting

Our restated bylaws provide that, for stockholder nominations to our Board of Directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the attention of the Corporate Secretary at our principal executive offices, the address of which is Bill.com Holdings, Inc., 6220 America Center Drive, San Jose, California 95002.

To be timely for our 2022 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than 5:00 p.m. Eastern Time on August 11, 2022 and not later than 5:00 p.m. Eastern Time on September 10, 2022. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by our restated bylaws.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2022 annual meeting of stockholders must be received by us not later than June 28, 2022 in order to be considered for inclusion in our proxy materials for that meeting. Proposals should be sent to our Corporate Secretary at our principal executive offices, together with proof of ownership of our common stock in accordance with Rule 14a-8 under the Exchange Act. We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on our review of the copies of such forms furnished to us and written representations from our directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in the year ended June 30, 2021, except that a Form 4 due June 2, 2021 to report RSU vesting for Mr. Lacerte was filed on June 3, 2021 and a Form 4 due September 4, 2020 to report certain sales for Mr. Thomas Mawhinney, a director who resigned on December 3, 2020, was filed on September 9, 2020.

Annual Report

We will mail, without charge, upon written request, a copy of our annual report on Form 10-K for the year ended June 30, 2021, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Bill.com Holdings, Inc.

6220 America Center Drive

San Jose, California 95002

Attn: Investor Relations

The annual report is also available on the “Investor Relations” section of our website, which is located at investor.bill.com under “SEC Filings” in the “Financials” section of our website, or by following the instructions in the Notice of Internet Availability of Proxy Materials.

Electronic Delivery of Stockholder Communications

We encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via e-mail. With electronic delivery, you will be notified via e-mail as soon as future annual reports and proxy statements are available on the Internet, and you can submit your votes online. Electronic delivery can also eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:

Registered Owner (you hold our common stock in your own name through our transfer agent, Computershare Trust Company, N.A., or you are in possession of stock certificates): visit www-us.computershare.com/investor and log into your account to enroll.

Beneficial Owner (your shares are held by a brokerage firm, a bank, a trustee or a nominee): If you hold shares beneficially, please follow the instructions provided to you by your broker, bank, trustee or nominee.

Your electronic delivery enrollment will be effective until you cancel it. Stockholders who are record owners of shares of our common stock may call Computershare Trust Company, N.A., our transfer agent, at (800) 736-3001 or visit www-us.computershare.com/investor with questions about electronic delivery.

“Householding”-Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and other proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps in conserving natural resources.

This year, a number of brokers with account holders who are our stockholders will be “householding” our annual report and other proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of our annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge by calling 1-866-540-7095 or writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, our annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials, you may contact our Investor Relations department at 6220 America Center Drive, San Jose, California 95002, Attn: Investor Relations, telephone number (650) 621-7700.

Any stockholders who share the same address and receive multiple copies of our Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or our Investor Relations department at the address or telephone number listed above.

OTHER MATTERS

Our Board of Directors does not presently intend to bring any other business before the Annual Meeting and, so far as is known to our Board of Directors, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting of Stockholders. As to any business that may arise and properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors

René Lacerte
Chief Executive Officer

BILL.COM HOLDINGS, INC. 1800 EMBARCADERO ROAD PALO ALTO, CA 94303 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/BILL2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D62102-P60935 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY BILL.COM HOLDINGS, INC. For Withhold For All To withhold authority to vote for any individual The Board of Directors recommends you vote FOR the All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. following nominees for Class II directors: ! ! ! 1. Election of Directors Nominees: 01) Allison Mnookin 02) Steven Piaker 03) Rory O’Driscoll 04) Steve Fisher The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. Ratification of Appointment of Independent Registered Public Accounting Firm Ernst & Young LLP. ! ! ! 3. Advisory Vote on the Compensation of our Named Executive Officers. ! ! ! The Board of Directors recommends you vote 1 year on the following proposal: 1 Year 2 Years 3 Years Abstain 4. Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers. ! ! ! ! NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com. D62103-P60935 BILL.COM HOLDINGS, INC. Annual Meeting of Shareholders December 9, 2021 9:00 AM PST This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) René Lacerte, John Rettig, and Raj Aji, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of BILL.COM HOLDINGS, INC. that the shareholder(s) is/ are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, PST on December 9, 2021, virtually at www.virtualshareholdermeeting.com/BILL2021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side